UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Bancorp Rhode Island, Inc.

(Name of Registrant as Specified In Its Charter)

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April 16, 2010
Dear Shareholder:
You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Bancorp Rhode Island, Inc. to be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island 02903, on Wednesday, May 19, 2010 at 10:00 a.m.
The official Notice of Annual Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Annual Meeting are more fully described in the Proxy Statement. I encourage you to take the time to review the Proxy Statement.
It is important that your shares be represented and voted at the Annual Meeting. Accordingly, regardless of whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the enclosed postage paid envelope, so that your shares may be represented at the meeting. If you decide to attend the meeting you may revoke your proxy and vote your shares in accordance with the procedures set forth in the Proxy Statement. If you are a shareholder whose shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to attend and vote personally at the meeting.
Thank you for your consideration. I look forward to seeing you.

Very truly yours,

Malcolm G. Chace
Chairman
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2010.
The Company’s Proxy Statement, sample proxy card and 2009 Annual Report are available at:
https://materials.proxyvote.com/059690

BANCORP RHODE ISLAND, INC.
One Turks Head Place
Providence, Rhode Island 02903
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, May 19, 2010
To the Shareholders of Bancorp Rhode Island, Inc.:
The Annual Meeting of Shareholders of Bancorp Rhode Island, Inc. (the “Meeting”), a Rhode Island corporation (the “Company”), will be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island 02903 on Wednesday, May 19, 2010, at 10:00 a.m. local time, for the following purposes:
1. To elect four Class II Directors to serve until 2013;
2. To consider and approve an advisory (non-binding) proposal on the Company’s executive compensation;
3. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company; and
4. To transact such other business as may properly come before the Meeting or any adjournments thereof.
The Board of Directors of the Company has fixed the close of business on April 1, 2010 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. Only shareholders of record at the close of business on April 1, 2010 will be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. The stock transfer books will not be closed.
All shareholders are cordially invited to attend the Meeting. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD EVEN THOUGH YOU PLAN TO ATTEND THE MEETING. Doing so will ensure your presence by proxy and allow your shares to be voted should anything prevent your attendance in person.

By Order of the Board of Directors

Margaret D. Farrell, Secretary
April 16, 2010

BANCORP RHODE ISLAND, INC.
One Turks Head Place
Providence, Rhode Island 02903
PROXY STATEMENT
This Proxy Statement is being furnished to the holders of common stock of Bancorp Rhode Island, Inc., a Rhode Island corporation (“Bancorp”), in connection with the solicitation of proxies by the Board of Directors of Bancorp for the Annual Meeting of Shareholders of Bancorp (the “Meeting”) to be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island on Wednesday, May 19, 2010 at 10:00 a.m. local time, and at any adjournments and postponements thereof. This Proxy Statement and the related proxy card are being mailed on or about April 16, 2010, to holders of record of Bancorp’s common stock on April 1, 2010. As used herein, the “Company” means both Bancorp and Bank Rhode Island, a Rhode Island financial institution (the “Bank”), the only significant operating subsidiary of Bancorp.
GENERAL INFORMATION
Actions to Be Taken At the Meeting
At the Meeting, Bancorp shareholders will be asked to (i) elect four Class II Directors to serve until the 2013 annual meeting and until their successors are duly elected and qualified, (ii) consider and approve an advisory (non-binding) proposal on the Company’s executive compensation, (iii) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm and (iv) transact such other business as may properly come before the Meeting or any adjournments thereof.
Who May Vote
Holders of record of Bancorp’s common stock at the close of business on April 1, 2010, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. As of the close of business on April 1, 2010, Bancorp had outstanding 4,633,340 shares of common stock entitled to vote. Holders of the common stock are entitled to one vote for each share held on the matters properly presented at the Meeting.
Votes Required to Transact Business At the Meeting
The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting.
Votes Required to Approve Each Proposal
Election of Directors (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected. A proxy card marked as withholding authority with respect to the election of one or more directors will be counted for quorum purposes.
Under our majority voting policy, in an uncontested election, any nominee for director who receives a greater number of “withhold” votes than “for” votes is required to tender his or her resignation for consideration by the Governance and Nominating Committee and the Board of Directors. We have provided more information about our majority voting policy under the heading “Corporate Governance — Majority Voting Policy.”
Approval of the Company’s Executive Compensation as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (Proposal 2). Approval of this non-binding advisory vote on the Company’s executive compensation as described in this Proxy Statement requires the affirmative vote of holders of a majority of our common stock present in person or represented by proxy at the Meeting. Because this proposal is advisory, it will not be binding upon the Board of Directors if approved. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Ratification of Independent Registered Public Accounting Firm (Proposal 3). To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of holders of a majority of the our common stock present in person or represented by proxy at the Meeting. A proxy card marked as abstaining with respect to this proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.
Other Items. All other proposals and other business as may properly come before the Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Articles of Incorporation.
How to Vote Shares Held Directly by the Shareholder
If you are the record holder of your shares, you may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope. If you are the shareholder of record, you may also vote your shares via telephone or internet in accordance with the instructions set forth on the enclosed proxy card, or in person at the Meeting. Returning a proxy card will not prevent you from voting your shares in person if you attend the Meeting.
How to Vote Shares Held by a Broker, Bank or Other Nominee
If your shares are held through a broker, bank or other nominee, you may vote your shares by marking, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. You may also be able to vote your shares via internet or telephone in accordance with the instructions provided by your broker, bank or nominee. To be able to vote shares not registered in your own name in person at the Meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in street name through a broker or bank you may only vote or change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions, formerly ADP, or your broker or bank.
Broker Non-Votes and Abstentions
If you are the beneficial owner of shares held in “street name” by a broker and you do not give instructions to the broker on how to vote your shares at the Meeting, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as a “broker non-vote”). The approval of the Company’s executive compensation (Proposal 2) and the ratification of KPMG, LLP as our independent registered public accounting firm (Proposal 3) are considered to be discretionary items and your broker will be able to vote on those items even if it does not receive instructions from you. Starting this year, the election of directors (Proposal 1) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors.
An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting, although taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.
Affect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Meeting
Broker non-votes, provided that there are discretionary items to be acted upon at a shareholders’ meeting such as the approval of the Company’s executive compensation and ratification of independent auditors, and abstentions are included in determining the number of shares represented for the purpose of determining whether a quorum is present at the Meeting. Because directors will be elected by a plurality of the votes cast at the Meeting, an abstention would have no effect on the vote concerning the election of directors and thus, is not being offered as a voting option in the election of directors under Proposal 1. Note, however, that under our majority voting policy, any nominee for director who receives a greater number of “withhold” votes than votes “for” such election, will be required to tender his or her resignation for consideration by the Governance and Nominating Committee and Board of Directors.

Under Rhode Island law, broker non-votes are not considered to be a vote cast for any proposal and will not have any impact on the outcome of such proposal. However, abstentions, which are considered to be a vote cast under Rhode Island law, will have the effect of a negative vote with respect to Proposals 2 and 3, which requires the favorable vote of a majority of the Company’s shares present at the Meeting.
How Will Shares be Voted
The proxy holders will vote all shares represented by a properly executed proxy received in time for the Meeting in accordance with the instructions on the proxy. If you return an executed proxy card without marking your instructions with regard to the matters to be acted upon, the proxy holders will vote FOR the election of director nominees set forth in this Proxy Statement and FOR the approval of Proposals 2 and 3.
A proxy may confer discretionary authority to vote with respect to any matter to be presented at the Meeting which management does not know of within a reasonable time before the date hereof. Management does not know of any such matter which may come before the Meeting and which would be required to be set forth in this Proxy Statement or the related proxy form. If any other matter is properly presented to the Meeting for action, it is intended that the persons named on the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matter.
Revocation of Proxies
A proxy may be revoked at any time before it is voted at the Meeting by:
•	Filing a written revocation of the proxy with the Secretary of Bancorp, Margaret D. Farrell, c/o Hinckley, Allen & Snyder LLP, 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903;
•	Submitting a signed proxy card bearing a later date; or
•	Attending and voting in person at the Meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Bancorp as indicated above.
If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in street name through a broker or bank you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.
Persons Making the Solicitation
The Board of Directors of Bancorp is soliciting these proxies. The Company will bear the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in the solicitation of proxies for the Meeting. We contemplate that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor.
The Company will pay the expenses for this Proxy solicitation. In addition to sending you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person. You may also be solicited by means of press releases issued by the Company, postings on our website, www.bankri.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist us in soliciting your proxy for an estimated fee of $6,500 plus reasonable out-of-pocket expenses. Laurel Hill may ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of our common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

Board of Directors Recommendation
The Board of Directors recommends that you vote your shares as follows:
•	“FOR” Proposal No. 1 regarding the election as directors;
•	“FOR” Proposal No. 2 regarding the approval of Bancorp’s executive compensation; and
•	“FOR” Proposal No. 3 regarding the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Bancorp’s Articles of Incorporation provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, and as nearly equal as possible. The Board of Directors currently consists of 14 persons, of whom four are designated as Class I Directors, five as Class II Directors and five as Class III Directors. Directors serve staggered three year terms and until their successors are duly elected and qualified or until the director’s earlier resignation or removal.
In 2009, the Board of Directors determined to reduce the size of the board to 12 over the three years commencing with the 2009 Annual Meeting of Shareholders. Accordingly, at the Meeting, four Class II Directors are to be elected to serve until the 2013 annual meeting and until their successors are duly elected and qualified. The directors of Bancorp currently also serve as directors of the Bank. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has reviewed the relationship that each director has with the Company (including any individual who served during the 2009 fiscal year but is not being nominated for re-election at the Meeting), and affirmatively determined that all directors, other than Ms. Sherman, are independent as defined under the NASDAQ listing standards.
Unless authority to do so has been withheld or limited in a proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the four nominees named below to the Board of Directors as Class II Directors. If any nominee named below is not available for election to the Board of Directors at the time of the Meeting, it is the intention of the persons named as proxies to act to fill that office by voting the shares to which a proxy relates FOR the election of such person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as the proxies may in their discretion determine, unless authority to do so has been withheld or limited in the proxy. The Board of Directors anticipates that each of the four nominees named below will be available to serve if elected.
Set forth below is certain biographical information for both the four individuals being nominated by the Board of Directors for election as Class II Directors, and for those Class I and Class III Directors whose terms expire at the annual meetings of shareholders in 2012 and 2011, respectively. The four director nominees consist of four of the current Class II directors. The biographies for each of the nominees and continuing directors below contain information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board of Directors to determine that the person should serve as a director.

The Board of Directors recommends a vote “FOR” the election as directors of the nominees for Class II Director named immediately below.
NOMINEES FOR CLASS II DIRECTOR (Term to Expire 2013)
John R. Berger, 66, is the Chief Executive Officer and Chairman of StockShield, Inc., a specialized equity risk management company, and has been a business consultant since 1994. Prior thereto, he served as Executive Vice President and director of Mergers & Acquisitions (1993-94) and Executive Vice President and Chief Investment Officer (1985-93) for Shawmut National Corporation (“Shawmut”). Mr. Berger has been a member of our Board of Directors since 1997. As director of Mergers & Acquisitions at Shawmut, Mr. Berger developed proprietary corporate valuation models including target scoring models for all New England banks and thrifts over $100 million in assets. As Chief Investment Officer, Mr. Berger oversaw investment and funding operations in Connecticut, Massachusetts and Delaware. Mr. Berger was also Secretary of the Asset & Liability Committee at Shawmut, which was responsible for, among other things, the management of the corporation’s interest rate risk. Mr. Berger serves as the Chairman of our Compensation Committee, through which he has gained substantial knowledge of issues relating to public company oversight of executive compensation matters. We believe that Mr. Berger’s substantial banking experience and knowledge of executive compensation matters qualify him to serve on our Board of Directors.
Richard L. Bready, 65, has been the Chairman and Chief Executive Officer of Nortek, Inc. since 1990. Nortek is a leading diversified manufacturer and distributor of innovative, high-quality building products for residential, light commercial, and commercial applications. Nortek, Inc. filed for prepackaged bankruptcy on October 21, 2009 and emerged from bankruptcy on December 17, 2009. Mr. Bready also serves as a director of GAMCO Investors, Inc., a diversified asset manager and financial services company. He is a well-known philanthropist and business leader and serves as Chairman of the Board of Roger Williams University and is active in numerous other non-profits. Mr. Bready has been a member of our Board of Directors and Audit Committee since 2007. He is a certified public accountant and qualifies as an “audit committee financial expert” as defined by the SEC rules. Mr. Bready’s executive management experience as CEO of a large global public company, headquartered in Rhode Island, brings to our Board insights into business matters generally, including corporate finance and risk management. He has substantial knowledge of the financial, regulatory, corporate governance and other matters affecting public companies which the Board values. We believe these attributes qualify Mr. Bready to serve on our Board of Directors.
Michael E. McMahon, 62, is a founder and partner of Pine Brook Road Partners LLC, a private equity firm, established in July 2006. Prior thereto, he served as Executive Director of Rhode Island Economic Development Corporation from January 2003 to July 2006. He was also a founder and partner of RockPort Capital Partners (venture capital) from 2000 to 2003 and served as a director of Transocean, Inc. (offshore drilling) from 2005 through 2007. Mr. McMahon has been a member of our Board of Directors since 2006. He serves on the Compensation Committee, Executive Committee and Governance and Nominating Committee. His prior service with the Rhode Island Economic Development Corporation gives him unique insight into our primary market and customer base, along with the challenges that face a Rhode Island based company. His experience in private equity and investment banking has exposed him to a broad range of issues affecting businesses. His work has included experience in driving strategic direction and encouraging growth at companies. We believe Mr. McMahon’s business acumen, capital market expertise, public company experience and considerable knowledge of the Rhode Island market qualify him to serve on our Board of Directors.
Pablo Rodriguez, M.D., 54, has served as President of Women’s Care, Inc., a medical services company, since 1987. Dr. Rodriguez also serves as Associate Chair for Community Relationships at Women and Infants Hospital of Rhode Island and is a Clinical Associate Professor at the Warren Alpert Medical School at Brown University. He is a former chairman of the board of directors of the Rhode Island Foundation and the Rhode Island Latino Political Action Committee and former Medical Director of Planned Parenthood of Rhode Island. He also served on the board of directors of Women and Infants Hospital, Citizens Bank and the International Institute of Rhode Island. He is a well-known leader in the Hispanic community and an active participant in civic and charitable organizations. Dr. Rodriguez has been a member of our Board of Directors since 2003 and serves on our Compensation Committee. Health services and health care represent a large and growing industry in Rhode Island. His medical background, business management experience, extensive leadership and experience in non-profit organizations and integral involvement in the Hispanic community uniquely positions him to be a strong promoter of the Company and the products and services we offer and will provide our Board with an important perspective on corporate strategy.

CLASS III DIRECTORS CONTINUING IN OFFICE (Term to Expire 2011)
Anthony F. Andrade, 62, is President of A&H Composition and Printing, Inc. and the former President of Universal Press Graphics, Inc. until his retirement in April 1997. Mr. Andrade is active in the Portuguese-American community and has been a member of our Board of Directors since formation of the Company. He has successfully started, acquired and sold a number of businesses. His business experience provides the Board with insight into the challenges facing small business owners in our markets and his personal contacts and familiarity with the community are assets to the Board. We believe that Mr. Andrade’s significant business experience running different companies in the Company’s service area and active role in the local community qualifies him to serve on our Board of Directors.
Malcolm G. Chace, 75, is a founder of Bancorp and has served as Chairman of the Board of Directors of each of Bancorp and the Bank since their formation. Mr. Chace served as a director and audit committee member of Berkshire Hathaway, Inc. from 1992 to 2007. He has also been a Vice President of Point Gammon Corporation (a private financial management company) since 1986. Mr. Chace is also a private investor and leading philanthropist in the Rhode Island community and is a former trustee of Bryant University, Rhode Island Hospital and Trinity Repertory Company. As a founder and Chairman since inception, Mr. Chace has intimate knowledge of the issues facing our Company, and he has been a guiding figure in the development of the Company and its growth strategy. He is also the largest shareholder of Bancorp, which the Board of Directors believes aligns his interests with those of our shareholders. Based on Mr. Chace’s significant involvement with the Company since inception, understanding of the financial, regulatory, corporate governance and other matters affecting public companies and contributions to the local community, we believe that Mr. Chace is qualified to serve on our Board of Directors.
Ernest J. Chornyei, 67, has served as a business consultant with EJC Consulting since 2000 and is an owner of Navajo Development, Inc. Previously, Mr. Chornyei served as Chairman of the Board of Bradford Dyeing Association, Inc., a privately held textile finishing company in Westerly, Rhode Island. He is active in the southern Rhode Island community and served as an incorporator of the Westerly Public Library, founder of the Westerly Hospital, and a board member of Watch Hill Conservancy, in Watch Hill, Rhode Island. Mr. Chornyei has been a member of our Board of Directors since inception and serves as a member of the Audit Committee and the Bank’s Technology and Operations Committee. Through his experience in owning and operating a small business, Mr. Chornyei brings to our Board a perspective regarding management, sales and marketing, customer service and finance, as well as knowledge of the local southern Rhode Island market. We believe that Mr. Chornyei’s significant business experience and visibility in one of our market areas qualifies him to serve on our Board of Directors.
Edward J. Mack II, 51, has been the President and owner of Tri-Mack Plastics Manufacturing Company, an engineering, design and manufacturer of custom high performance plastic parts, since 1990. Mr. Mack serves on the advisory board of the University of Rhode Island Mechanical Engineering Department and is a member of the American Society of Mechanical Engineers and the Society of Plastics Engineers. He has been a member of our Board of Directors since 2002. He serves as Chairman of the Bank’s Technology and Operations Committee which benefits from his interest in and understanding of new technologies and their applications. He represents a younger generation of business leaders in our market area. We believe Mr. Mack’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own business, as well as his executive leadership and management experience.
Merrill W. Sherman, 61, is a founder of Bancorp and has been President and Chief Executive Officer of each of Bancorp and the Bank since their formation. Ms. Sherman is a recognized business leader and actively involved in the Rhode Island community. In addition to chairing the board of trustees of the Rhode Island School of Design, she plays a leadership role as a board member of a number of other non-profit organizations. She has received numerous civic and business awards. Prior to founding Bancorp, she served as president and CEO of two other New England banks. Through her service as the chief executive of several banks and as CEO of the Company since inception, she has expertise in many areas, including banking, legal and operational matters. Ms. Sherman is able to provide our Board of Directors with insight and advice related to matters of import to the Board and its decisions. Based on her experience and as CEO of the Company, we believe that Ms. Sherman is qualified to serve on our Board of Directors.

CLASS I DIRECTORS CONTINUING IN OFFICE (Term to Expire 2012)
Meredith A. Curren, 50, is a partner/principal of Edgewood Holdings, L.L.C., a private investment company, and is the past owner and CEO of Pease & Curren, Inc., a refiner of precious metals. She is currently a board member and chair of the audit committee of Blue Cross Blue Shield of Rhode Island. She also serves on the board of a number of other non-profit organizations. In addition, from 2000 to 2007, Ms. Curren served on the board of trustees of Ocean State Tax-Exempt Fund, a registered open-end registered investment company. Ms. Curren has been a member of our Board of Directors since 2002. She also serves as the Chair of our Audit Committee and qualifies as an “audit committee financial expert” as defined by the SEC rules. She has broad investment, governance, and compensation experience from her service with a variety of organizations. We believe that Ms. Curren’s experience as a president and principal of several companies and knowledge of the financial, regulatory, corporate governance and other matters affecting public companies qualify her to serve on our Board of Directors.
Bogdan Nowak, 46, is the founder and President of Rhode Island Novelty, Inc. established in 1986. Headquartered in Cumberland, Rhode Island, Rhode Island Novelty is the nation’s leading importer and wholesale distributor of novelty toys. Mr. Nowak has been a member of our Board of Directors since 2002. He also serves on our Governance and Nominating Committee through which he has gained significant insight into the corporate governance requirements of a public company. We believe that Mr. Nowak’s experience as a successful entrepreneur, his understanding of business operations and finances and knowledge of corporate governance matters qualify him to serve on our Board of Directors.
Cheryl W. Snead, 51, has served as President and Chief Executive Officer of Banneker Industries, Inc. in North Smithfield, Rhode Island, since its founding in 1991. A supply chain management company, Banneker Industries performs e-procurement, assembly, packaging, inventory management, warehousing and distribution services. Ms. Snead serves on the board of directors of AMICA Insurance Company and the Rhode Island Economic Development Corporation and is a member of the Rhode Island Commodores, a group of more than 325 top business and civic leaders who play a key role in enhancing Rhode Island’s economy and quality of life. She has also served as the state delegate on the U.S. Small Business Administration’s National Advisory Council. She has received numerous awards, both for business accomplishments and ongoing civic work, including the 2009 New England Business Women of the Year and Women Business Enterprise National Council (WBENC) Star Award, 2008 U.S. Small Business Administration’s National Subcontractor of the Year, National Federation of Black Women Business Owners “Woman of Courage Emerging Business” Award and the 2000 New England Minority Entrepreneur of the Year. Ms. Snead has been a member of our Board of Directors since inception. She is also a member of our Audit Committee with knowledge in the areas of financial reporting and internal controls. We believe that Ms. Snead’s experience as a business founder, President and CEO, her civic and community involvement and her understanding of financial reporting and internal controls qualify her to serve on our Board of Directors.
John A. Yena, 69, has been a member of our Board of Directors since inception and has served as Vice Chairman of the Board of each of Bancorp and the Bank since July 2003. Mr. Yena has been Chairman of the Board of Johnson & Wales University since June 2004 and was Chief Executive Officer of Johnson & Wales University from July 1989 to June 2004. The University has over 16,000 students at campuses in four states. Since 2006, Mr. Yena has been a director of ITT Educational Services, Inc., a NYSE listed provider of technology-oriented postsecondary degree programs. Over his career, Mr. Yena has been involved in a number of national educational organizations. He is currently a member of our Governance and Nominating Committee and, through this service and experience on other public and civic boards, has gained significant experience in corporate governance matters. He also possesses strong leadership skills and decision-making abilities as a result of his executive experience. We believe that Mr. Yena’s executive experience as president of a large and complex university, his service on other public company boards and his understanding of corporate governance matters qualify him to serve on our Board of Directors.
Corporate Governance
General. The Bancorp Board of Directors and the Bank’s Board of Directors each met nine times during 2009. In addition, the Bancorp Board of Directors met eight times during 2009 in executive session without Ms. Sherman or other members of management. All directors attended at least 75% of the meetings of the Board of Directors and committees on which such director serves, except that Dr. Pablo Rodriguez attended only 73% of such meetings. The Board of Directors has adopted a policy that requires members of the Board of Directors to make every effort to attend each annual shareholders meeting. All members of the Board of Directors attended the 2009 annual shareholders meeting.

The Bancorp Board of Directors currently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and the Governance and Nominating Committee. The members and chairs of each of those committees are appointed each year. Each member of the Bancorp Executive, Audit and Compensation Committees is also a member of the corresponding committee of the Bank. No member of the Audit, Compensation or Governance and Nominating Committee is an employee of Bancorp or its subsidiaries and all are independent as defined under the applicable NASDAQ listing standards and SEC rules. In addition to the Committees noted above, the Bank has a Directors’ Loan Committee and a Technology and Operations Committee.
Each of the Audit, Compensation and Governance and Nominating Committees has a written charter approved by the Board of Directors. The Board has also adopted Corporate Governance Guidelines and Principles, which along with the committee charters provide the framework for the governance of the Company. The committee charters and the Guidelines as well as the Company’s Code of Ethics, which applies to all directors, officers and employees, are available on the Company’s website at www.bankri.com under “Investor Relations—Governance Documents.”
Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board in the management of the business and affairs of the Company while the Board is not in session, subject to certain limitations set forth in Bancorp’s Articles of Incorporation and the Bank’s Agreement to Form. The current members of the Executive Committee are Malcolm G. Chace (Chairman), Meredith A. Curren, Edward J. Mack II, Merrill W. Sherman and John A. Yena. The Executive Committee held two meetings and acted by written consent twice in fiscal year 2009.
Audit Committee. The Audit Committee assists the Board of Directors in overseeing the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the qualifications and independence of the Company’s independent accountants; and the performance of the Company’s internal audit function and independent registered public accountants. The Audit Committee is responsible for appointing, setting the compensation and overseeing the Company’s independent registered public accountants. The Audit Committee meets each quarter with the Company’s independent registered public accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. The Audit Committee also meets separately each quarter in executive session with the independent registered public accountants. The Audit Committee reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also oversees and approves the selection and performance of the Chief Auditor and reviews and approves the Company’s internal audit plan.
The current members of the Audit Committee are Meredith A. Curren (Chairman), Ernest J. Chornyei, Jr., Richard L. Bready and Cheryl W. Snead. The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are independent as defined under the NASDAQ listing requirements and applicable SEC rules. Additionally, the Board of Directors has determined that Meredith A. Curren and Richard L. Bready, each qualify as an “audit committee financial expert” as defined by the SEC rules. The Audit Committee held five meetings in fiscal year 2009.
Compensation Committee. The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to director and executive compensation. The Compensation Committee’s responsibilities include establishing and reviewing the Company’s executive and director compensation philosophy, strategies, plans and policies, making recommendations to the Board with respect to the design of the Company’s incentive compensation plans and equity based plans and overseeing generally the administration of such plans, evaluating the performance and determining the compensation of the Chief Executive Officer (“CEO”) (subject to Board approval) and advising and assisting the CEO in formulating and implementing programs to facilitate the selection and development of other key managers. The Compensation Committee also reviews and approves the compensation of other executive officers of the Company and discharges duties assigned to it under various benefit and compensation plans. The Compensation Committee is composed of five members, each of whom is independent as defined under applicable NASDAQ listing requirements. The current members of the Compensation Committee are John R. Berger (Chairman), Anthony F. Andrade, Malcolm G. Chace, Michael E. McMahon and Pablo Rodriguez, M.D. The Compensation Committee held six meetings in fiscal year 2009.

Governance and Nominating Committee. The Governance and Nominating Committee is responsible for: identifying individuals qualified to be members of the Board of Directors and recommending such individuals to be nominated by the Board for election to the Board of Directors by shareholders; developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory or other requirements; and monitoring and reviewing any other corporate governance matters which the Board of Directors may refer to the committee from time to time. The Governance and Nominating Committee is composed of four members, each of whom is independent as defined under applicable NASDAQ listing requirements. The current members of the Governance and Nominating Committee are Malcolm G. Chace (Chairman), Michael E. McMahon, Bogdan Nowak and John A. Yena. The Governance and Nominating Committee held five meetings in fiscal year 2009.
Director Share Ownership Requirements. The Board of Directors has adopted a policy that requires each director to hold at least 500 shares of Bancorp common stock. All current directors meet this requirement.
Nomination of Directors
The Governance and Nominating Committee considers suggestions from many sources, including our shareholders, regarding possible candidates for director. The Board of Directors has adopted a policy that requires consideration by the Governance and Nominating Committee of nominations submitted by a shareholder or group of shareholders that beneficially owns more than 5% of our common stock for at least one year as of the date the recommendation was made. The Governance and Nominating Committee does not set specific criteria for directors but believes the Company is well served when its directors bring to the Board a variety of experience and backgrounds, evidence of leadership in their particular fields, demonstrate the ability to exercise sound business judgment and independence of thought, have significant knowledge of and involvement in the communities which the Bank serves and have substantial experience in business and outside the business community in, for example, the academic or public communities. All candidates must possess integrity and a commitment to ethical behavior. The Company does not have a specific policy with respect to the diversity of directors but does consider issues of diversity, such as gender, race and origin, and how those attributes fit within the diversity of the Company’s service area when evaluating directors for nomination. The Company also strives to have all directors other than the CEO be independent within the meaning of applicable NASDAQ rules. The Governance and Nominating Committee must also ensure that members of the Board of Directors as a group maintain the requisite qualifications under the NASDAQ listing standards for populating the Audit, Compensation and Governance and Nominating Committees. The Governance and Nominating Committee considers shareholder nominees for director in the same manner as nominees for director from other sources.
Shareholders may send recommendations for director nominees to the Governance and Nominating Committee at the Company’s offices at One Turks Head Place, Providence, Rhode Island 02903. Submissions should include information regarding a candidate’s background, qualifications, experience and willingness to serve as a director. In addition, Section 3.03 of Bancorp’s By-Laws set forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at an annual meeting of shareholders. These procedures include a requirement for written notice to the Company at least 60 days prior to the scheduled annual meeting and must contain the name and certain information concerning the nominee and the shareholders who support the nominee’s election. For the Bancorp annual meeting to be held in 2011, the notice deadline under the By-Laws is March 19, 2011. A copy of this By-Law provision may be obtained by writing to Bancorp Rhode Island, Inc., Attn: Investor Relations Department, One Turks Head Place, Providence, Rhode Island 02903.
Majority Voting Policy
The Board of Directors has adopted a Majority Voting Policy that requires each director nominee to tender his or her irrevocable resignation as a director of both Bancorp and the Bank, which resignations shall be conditioned upon the nominee receiving a majority withhold vote for election to the Board of Directors at any uncontested election. Furthermore, as part of the policy, the Board will nominate for election as a director only candidates who agree to tender such irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face election and (ii) Board of Director acceptance of such resignation.

Under the policy, an uncontested election is any election of directors at which the number of nominees does not exceed the number of positions to be filled by election at the meeting, and includes any election where (i) by the record date for the meeting, none of the Company’s shareholders have provided the Company with notice of an intent to nominate one or more candidates to compete with the nominees of the Board of Directors, or (ii) the Company’s shareholders have withdrawn all such nominations by the day before the Company mails its notice of meeting to shareholders in connection with any meeting at which directors are to be elected.
If a nominee for director receives more “withhold” votes than “for” votes in any contested election, the Governance and Nominating Committee will promptly consider the resignation of such director and will recommend to the Board of Directors whether to accept the resignation or to take some other action, such as rejecting the resignation and addressing the apparent underlying causes of the “withhold” votes. In making this recommendation, the Committee will consider all factors deemed relevant. These factors may include the underlying reasons why shareholders withheld votes for election from such director (if ascertainable), the length of service and qualifications of such director, the director’s contributions to the Company and whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document.
The Board of Directors will act on the recommendation of the Governance and Nominating Committee no later than 90 days following certification of the shareholder vote for the shareholders’ meeting at which the director received a majority of “withhold” votes. In considering the Committee’s recommendation, the Board of Directors will consider the factors considered by the Committee and such additional information and factors that the Board of Directors believes to be relevant. The Board of Directors’ decision and process will be promptly disclosed in a periodic or current report filed with the SEC. A copy of our Majority Voting Policy is available at our website at www.bankri.com under “Investor Relations—Governance Documents.”
Communications with the Board of Directors
The Company’s Board of Directors provides a process for our shareholders to communicate directly with the members of the Board of Directors or the individual chairman of standing committees. Any shareholder who desires to contact one or more of the Company’s non-management directors may send a letter to those individuals at the following address: c/o Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903. Communications are distributed to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as: spam, junk mail and mass mailings, product inquiries, new product suggestions, resumés and other forms of job inquiries, surveys and business solicitations or advertisements.
In addition, material that the Company believes poses a security risk will be excluded, with the provisions that any communication that is filtered out must be made available to any outside director upon request.
Board Leadership Structure
The Board of Directors is committed to strong, independent board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. All members of the Board of Directors, other than Ms. Sherman, are independent and all our key committees — Audit, Compensation and Governance and Nominating— are comprised solely of independent directors. The non-management directors meet in executive session without Ms. Sherman at least quarterly.
In addition, pursuant to our Corporate Governance Guidelines, it is the policy of the Board of Directors that the offices of Chairperson and Vice Chairperson be held by a non-management director. The Board of Directors believes that separating the roles of Chairman and Chief Executive Officer is preferable and in the best interests of shareholders because it gives our independent directors a significant role in board direction and agenda setting and enhances the Board of Directors’ ability to fulfill its oversight responsibilities, including of senior management. Separating the positions also provides an independent viewpoint and focus at board meetings, and ensures that Ms. Sherman will be able to focus her entire energy on running the Company. We believe this structure provides strong leadership for the Board of Directors, while also positioning the chief executive officer as the leader of the Company in the eyes of our customers, employees and shareholders.

Risk Oversight
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks through a program of sound policies, systems, processes, and reports. Risk assessment and oversight begins with the strategic plan developed by the Board and management, which represents the long-term vision that the Board and management have established for the Company as well as the specific strategies and action plans that will be implemented to make the vision a reality. Key risk measures have been developed via scorecards used to assess how well the organization is meeting strategic targets and optimizing the necessary trade-offs that occur between growth, profitability, customer service, employee loyalty, efficiency and risk management. Management reports to the full Board on implementation of strategic plan initiatives on an on-going basis.
The Board has identified credit risk as one of the most significant risks to which the Company is subject. Board oversight with respect to credit risk is provided by the Directors’ Loan Committee, which meets monthly and is responsible for promoting the development, implementation, and maintenance of quality credit policies and procedures companywide; monitoring adherence to credit policies and procedures on an ongoing basis; promoting strong credit culture; monitoring trends in quality and growth of the loan portfolio, and approving necessary changes in the Bank’s loan policy. One member of the Directors’ Loan Committee also attends weekly meetings of the Bank’s Credit Committee, comprised of senior management, which reviews and approves all customer borrowing relationships over $3 million. Management maintains a comprehensive set of policies relating to lending that effectively establishes and communicates portfolio objectives, risk tolerances, and loan underwriting and risk selection standards. Management identifies, approves, tracks, and reports significant policy, underwriting, and risk selection exceptions individually and in aggregate. The Chief Credit Officer reports on key risk measures as well as specific problem loans and matters relating to specific portfolios and/or specific industries to Directors’ Loan Committee on a monthly basis and to the full Board on a quarterly basis.
Interest rate risk is another significant risk facing the Company. The Board of Directors has developed and approved policies addressing interest rate risk management, capital management, liquidity, investments and hedging/derivative transactions. Management has established an Asset/Liability Committee (ALCO) to implement and monitor compliance with such policies.
The Board has also established a Technology and Operations (“T&O”) Committee to oversee the overall role and use of technology throughout the Company and ensure that our technology programs and operational processes effectively support our business objectives and strategic plan. The T&O Committee monitors the quality and effectiveness of technology systems and operational processes that relate to or affect the Company’s internal control systems and periodically report to and consult with the Audit Committee with respect to such technology systems and operational processes.
The Audit Committee of the Board has oversight responsibility over financial reporting and disclosure process, compliance and legal matters, and information security and fraud risk. The Audit Committee also monitors controls for material weaknesses in the audit function and works closely with our Chief Auditor in evaluating our operational and control risks. The Audit Committee meets regularly with our Chief Financial Officer and Chief Auditor in carrying out these responsibilities.
The Compensation Committee of the Board oversees risks as they relate to the Company’s compensation policies and practices as described under “Compensation Discussion and Analysis.” The Board’s Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership, independence and corporate governance.
Major strategic and operation issues, including risk exposure and business opportunities, are discussed during regular meetings of the Board of Directors. In addition, formal presentations by management are devoted to discussion of these issues. While each committee is responsible for evaluating the risks within their areas of responsibility and overseeing the management of such risks, all our committees report regularly to the full Board of Directors, which also considers the Company’s entire risk profile.

Compensation of Directors
Compensation of the directors of the Company is set by the Compensation Committee (subject to Board approval). Directors of the Company (other than Ms. Sherman) receive a combined annual retainer of $10,000 ($7,000 for service as a Bancorp director and $3,000 for service as a Bank director.) Mr. Chace, as Chairman of the Board and Executive Committee receives an additional $4,000 annual retainer. Other Committee Chairmen receive the following retainers: Audit ($3,000); Compensation and Technology ($2,500); and all other Committees (other than the Executive Committee) ($2,000). Directors of the Company receive $200 for each Bancorp Board meeting attended, as well as $200 for each Bancorp Executive Committee and Compensation Committee meeting attended and $600 for each Bancorp Audit Committee and Governance and Nominating Committee meeting attended. In addition, directors receive $600 for each meeting of the Bank’s Board of Directors, Executive Committee, Audit Committee, Compensation Committee and Technology and Operations Committee attended, and $700 for each Directors’ Loan Committee meeting attended. Mr. Chace, Chairman of the Board of Directors, waived all director fees in 2009.
Under the Amended and Restated Non-Employee Director Stock Plan (the “Director Plan”) approved by the Bank’s shareholders at the 1998 annual meeting and assumed by Bancorp in connection with the reorganization of the Bank into a holding company structure on September 1, 2000, each non-employee director elected at the 1998 meeting received an option to purchase 1,500 shares of common stock, and each new non-employee director elected thereafter receives an option to purchase 1,000 shares of common stock as of the date of election to the Board. In addition, annual grants of options are made as of the date of each annual meeting of shareholders to each non-employee director (other than a director who is first elected at or within six months of the meeting) to purchase 500 shares of common stock. All options have an exercise price equal to the fair market value on the date of grant and may be exercised with cash, common stock, or both. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability or a change in control. Options expire upon the earlier to occur of the tenth anniversary of the grant date or two years following a director’s departure from the Board.

The following Director Compensation table provides information regarding the compensation paid or accrued by each individual who was a director during the 2009 fiscal year.

		Fees Earned	Option
		or Paid in	Awards	All Other
Name	Total ($)	Cash ($)	($)(a)(b)	Compensation ($)

Karen Adams (c)	11,200	11,200	0	0
Anthony F. Andrade	22,375	20,400	1,975	0
John R. Berger	25,725	23,750	1,975	0
Richard L. Bready	23,175	21,200	1,975	0
Malcolm G. Chace (d)	1,975	0	1,975	0
Ernest J. Chornyei, Jr.	23,775	21,800	1,975	0
Meredith A. Curren	28,025	26,050	1,975	0
Mark R. Feinstein	25,475	23,500	1,975	0
Edward J. Mack II	24,675	22,700	1,975	0
Michael E. McMahon	24,975	23,000	1,975	0
Bogdan Nowak	28,375	26,400	1,975	0
Pablo Rodriguez, M.D.	20,775	18,800	1,975	0
Merrill W. Sherman(e)	0	0	0	0
Cheryl W. Snead	23,775	21,800	1,975	0
John A. Yena	30,975	29,000	1,975	0

(a)	The amounts reflect the aggregate fair value of the awards on the grant date under FASB ASC Topic 718 (formerly FAS 123(R)) for stock options granted to directors pursuant to the Director Plan. Assumptions used in the calculation of these amounts are included in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around March 16, 2010.

(b)	As of December 31, 2009 each director had the following number of options outstanding: Anthony F. Andrade 4,000, John R. Berger 1,500, Richard L. Bready 2,000, Malcolm G. Chace 1,500, Ernest J. Chornyei, Jr. 4,000, Meredith A. Curren 3,000, Mark R. Feinstein 4,500, Edward J. Mack II 3,000, Michael E. McMahon 2,500, Bogdan Nowak 4,500, Pablo Rodriguez, M.D. 3,500, Cheryl W. Snead 5,000 and John A. Yena 1,500.

(c)	Ms. Adams served as a director from January 1, 2009 through May 20, 2009.

(d)	Mr. Chace waived all director fees to which he was entitled in 2009.

(e)	See Summary Compensation Table for disclosure related to Merrill W. Sherman, Chief Executive Officer of the Company.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of 5% Beneficial Owners
The following table sets forth certain information, as of April 1, 2010, regarding the beneficial owners of more than 5% of the outstanding common stock:

	Amount of Securities
Name	Beneficially Owned(a)	Percent Ownership(b)
Malcolm G. Chace(c) c/o Point Gammon Corporation One Providence Washington Plaza, Providence, RI 02903	591,776	12.8

Richard A. Grills P.O. Box 539, Westerly, RI 02891	249,995	5.4

Mendon Capital Advisors Corp. 1117 Cheese Factory Road Honeyoe Falls, NY 14472	286,517	6.2

Royce & Associates, LLC 1414 Avenue of the Americas, New York, NY 10019	261,300	5.6

Merrill W. Sherman(d) c/o Bancorp Rhode Island, Inc. One Turks Head Place, Providence, RI 02903	294,040	6.2

(a)	All information is based upon ownership of record as reflected on the stock transfer books of the Company or as reported on Schedules 13G or Schedules 13D filed under Rule 13d-1 under the Securities Exchange Act of 1934.

(b)	Percent ownership is based upon 4,633,340 shares of common stock outstanding and assumes conversion of any options exercisable by the reporting person within 60 days of April 1, 2010.

(c)	Includes (i) 42,949 shares of which are held in a Grantor Trust over which Mr. Chace has sole voting power and sole power to direct the disposition, (ii) 11,000 shares of which are held in trust for which Mr. Chace acts as sole trustee and over which Mr. Chace has sole voting power and sole power to direct the disposition, (iii) 106,473 shares of which are held in trusts for which Mr. Chace acts as co-trustee and over which Mr. Chace shares voting power and the power to direct the disposition, (iv) 405,354 shares of which are held in trusts for which an immediate family member of Mr. Chace acts as a trustee and over which Mr. Chace is deemed to share voting power and the power to direct the disposition, (v) 10,000 shares are held by a non-profit corporation of which Mr. Chace is President, (vi) 4,500 shares of which are owned by Mr. Chace’s spouse and (vii) 1,500 shares that may be acquired upon exercise of options. Mr. Chace expressly disclaims any economic or beneficial interest in 25,275 of the shares held by certain trusts referenced in clause (ii) and (iii) and the 10,000 shares held by a non-profit corporation referenced in clause (v) with respect to which Mr. Chace has voting power but no pecuniary interest.

(d)	Includes 20,500 shares of the Issuer’s Common Stock held in a custodial account, 123,670 shares that may be acquired pursuant to options and 4,010 shares of restricted common stock.

Security Ownership of Directors and Officers
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2010 by each director, each Named Executive Officer named in the Summary Compensation Table appearing on page 27 and all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

	Amount of Securities
Name of Beneficial Owner	Beneficially Owned(a)	Percent Ownership
Anthony F. Andrade(b)	31,374	*
John R. Berger(c)	5,668	*
Richard L. Bready(d)	4,000	*
Malcolm G. Chace(e)	591,776	12.8%
Ernest J. Chornyei, Jr.(f)	115,000	2.5%
Meredith A. Curren(g)	5,300	*
Mark R. Feinstein(h)	20,500	*
Edward J. Mack II(g)	5,175	*
Michael E. McMahon(i)	6,000	*
Mark J. Meiklejohn(j)	17,596	*
Bogdan Nowak(k)	25,800	*
Pablo Rodriguez, M.D.(l)	5,000	*
Merrill W. Sherman(m)	294,040	6.2%
Linda H. Simmons(n)	38,972	*
Cheryl W. Snead(o)	5,510	*
Daniel W. West	5,487	*
Robert H. Wischnowsky(p)	3,083	*
John A. Yena(c)	12,000	*
All Directors and Officers as a Group(q)	1,192,281	24.6%

*	Less than one percent.

(a)	If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the director or executive officer, as well as shares held by trusts of which the person is a trustee or in which he or she has a beneficial interest, and shares acquirable pursuant to options which are presently or will become exercisable within 60 days of April 1, 2010. All information with respect to beneficial ownership has been furnished by the respective directors and executive officers.

(b)	Includes 4,000 shares that may be acquired pursuant to options.

(c)	Includes 1,500 shares that may be acquired pursuant to options.

(d)	Includes 2,000 shares that may be acquired pursuant to options.

(e)	Includes (i) 42,949 shares of which are held in a Grantor Trust over which Mr. Chace has sole voting power and sole power to direct the disposition, (ii) 11,000 shares of which are held in trust for which Mr. Chace acts as sole trustee and over which Mr. Chace has sole voting power and sole power to direct the disposition, (iii) 106,473 shares of which are held in trusts for which Mr. Chace acts as co-trustee and over which Mr. Chace shares voting power and the power to direct the disposition, (iv) 405,354 shares of which are held in trusts for which an immediate family member of Mr. Chace acts as a trustee and over which Mr. Chace is deemed to share voting power and the power to direct the disposition, (v) 10,000 shares are held by a non-profit corporation of which Mr. Chace is President, (vi) 4,500 shares of which are owned by Mr. Chace’s spouse and (vii) 1,500 shares that may be acquired upon exercise of options. Mr. Chace expressly disclaims any economic or beneficial interest in 25,275 of the shares held by certain trusts referenced in clause (ii) and (iii) and the 10,000 shares held by a non-profit corporation referenced in clause (v) with respect to which Mr. Chace has voting power but no pecuniary interest.

(f)	Includes 4,000 shares that may be acquired pursuant to options and 108,000 shares held by a trust of which Mr. Chornyei is a beneficiary.

(g)	Includes 3,000 shares that may be acquired pursuant to options

(h)	Includes 4,500 shares that may be acquired pursuant to options.

(i)	Includes 2,500 shares that may be acquired pursuant to options.

(j)	Includes 15,599 shares that may be acquired pursuant to options and 1,327 shares of restricted stock.

(k)	Includes 4,500 shares that may be acquired pursuant to options and 10,000 shares held by an investment company of which Mr. Nowak is a control person.

(l)	Includes 3,500 shares that may be acquired pursuant to options and 500 shares held in Individual Retirement Account.

(m)	Includes 20,500 shares in a custodial account, 123,670 shares that may be acquired pursuant to options and 4,010 shares of restricted stock.

(n)	Includes 35,769 shares that may be acquired pursuant to options and 2,010 shares of restricted stock.

(o)	Includes 5,000 shares that may be acquired pursuant to options.

(p)	Includes 2,000 shares that may be acquired pursuant to options and 1,083 shares of restricted stock.

(q)	Includes 217,538 that may be acquired pursuant to options.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires executive officers and directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and any national securities exchange on which Bancorp securities are registered. Based solely on a review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that during 2009 our executive officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committees of the Boards of Directors of Bancorp and the Bank (collectively for purposes of this analysis, the “Compensation Committee”) are charged with the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and assuring that executives and key management personnel are effectively compensated in a manner which is internally equitable and externally competitive. The Compensation Committee also reviews and recommends to the Board the compensation of directors.
The Company currently has four executive officers: Merrill W. Sherman, CEO, Linda H. Simmons, Chief Financial Officer (“CFO”), Mark J. Meiklejohn, Chief Lending Officer of the Bank, and Robert H. Wischnowsky, Chief Information Officer of the Bank. Each of Mmes. Sherman and Simmons, and Messrs. Meiklejohn and Wischnowsky is an officer of Bancorp (“Bancorp Executives”). Daniel W. West, who serves as President of Macrolease Corporation (“Macrolease”), the Company’s equipment financing subsidiary, is also deemed an executive officer of the Company for purposes of SEC disclosure requirements. However, Mr. West does not participate in the compensation programs for Bancorp Executives described below.
Compensation Philosophy and Objectives
The Company’s executive compensation philosophy seeks to link executive compensation with the objectives, business strategy, management initiatives and financial performance of the Company. We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating and strategic objectives, such as growth of earnings and growth of our franchise. We also believe that executive compensation should not be based on the short-term performance of our common stock, whether favorable or unfavorable, but rather that the price of our common stock will, in the long-term, reflect both our operating performance and our franchise value. We seek to have the long-term performance of our common stock reflected in executive compensation through our equity incentive programs.
The overall objectives of our compensation programs are:
•	to attract and retain highly qualified individuals in key executive positions;

•	to motivate executives to achieve goals inherent in the Company’s business strategies to position the Company for continued growth;

•	to foster a performance-based, team oriented culture;

•	to ensure that our executives are not encouraged to take unnecessary or excessive risk that could adversely affect the Company; and

•	to link executives’ and shareholders’ interests.
We also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable corporations and to remain competitive with larger financial institutions in our marketplace with which the Company competes in products and services and, therefore, competes for executive talent that can deliver such products and services.

Elements of Compensation
Our total compensation program for executive officers consists of the following:
•	base salary;

•	annual cash incentive awards tied to the Company’s annual performance (and for more junior executives, their individual performance);

•	long-term equity incentive compensation, principally in the form of stock options and restricted stock;

•	retirement and other benefits; and

•	severance benefits.
We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for a balanced focus on long-term strategic goals as well as short-term performance. Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our shareholders.
Impact of Participation in the U.S. Treasury’s Capital Purchase Program
On December 19, 2008, we became a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”), a voluntary program established under the Troubled Asset Relief Program (“TARP”) authorized by the Emergency Economic Stabilization Act (“EESA”) passed by Congress on October 3, 2008. The CPP was available to healthy financial institutions and was designed to increase the availability of credit to businesses and consumers. In exchange for the U.S. Treasury’s $30 million investment, we issued 30,000 shares of preferred stock and a warrant to acquire 192,967 shares of common stock.
On February 17, 2009, President Obama signed into law The American Recovery and Reinvestment Act of 2009 (“ARRA”), more commonly known as the economic stimulus or economic recovery package. ARRA imposed certain additional executive compensation and corporate expenditure limits on all current and future TARP recipients, including the Company, until the institution has repaid the U.S. Treasury.
On August 5, 2009, we repurchased the 30,000 shares of preferred stock for $30.3 million (representing the U.S. Treasury’s $30 million initial investment plus $333,333 of accrued dividends through the repurchase date) and exited the CPP. On September 30, 2009, we repurchased the warrant for $1.4 million.
As a participant in the CPP, we were subject to certain restrictions on executive compensation and corporate governance requirements imposed by EESA and ARRA. We ceased to be subject to these requirements on July 28, 2009, the date the U.S. Treasury notified us that it had approved our repurchase of the preferred stock issued under the CPP. As a result of uncertainties created by ARRA and restrictions imposed by the CPP, the grant of long-term equity compensation awards to Bancorp Executives was delayed until after we exited the CPP.
Setting Executive Compensation
The Compensation Committee makes all compensation decisions for Bancorp Executives (other than the CEO whose compensation is approved by the full Board), provides general oversight of management’s decisions concerning the compensation of the Company’s non-executive officers and approves recommendations regarding all equity awards. The CEO annually reviews the performance of the executive officers (other than the CEO whose performance is reviewed by the Compensation Committee, with input from the full Board of Directors). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. Ms. Sherman does not participate during deliberations regarding her compensation. When appropriate, the Compensation Committee also meets in executive session without the presence of management or consultants.

The Senior Vice President of Human Resources supports the Compensation Committee in its work. From time to time, the Human Resource Department utilizes outside consultants to review and advise management with respect to the competitiveness of its compensation and benefits. In addition, the Compensation Committee has the authority under its charter to engage the services of outside advisers, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee engages Pearl Meyer & Partners (“PM&P”) as independent outside compensation consultants to advise the Compensation Committee on matters related to director and executive compensation. PM&P does not perform any services for us other than for the Compensation Committee, and the Compensation Committee retains the right to terminate or replace PM&P at any time.
Although the Compensation Committee has access to its independent consultant as needed, comprehensive competitive reviews may be commissioned every few years or as requested. The last comprehensive review conducted by PM&P was in 2007. In late 2009, the Compensation Committee engaged PM&P to provide an updated assessment. The purpose of this study was to provide an independent and objective analysis on all components of compensation and total compensation relative to market and peer practices. Pay mix and an assessment of the pay for performance relationship were also reviewed and presented to the Committee.
A primary data source used in assessing competitive market for the named executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group is developed by PM&P using objective parameters that reflect banks of similar asset size and region. The peer group is approved by the Compensation Committee. Peer groups are reviewed and updated as appropriate, since the comparable banks may change depending on acquisitions and business focus of the Bank or our peer institutions. Overall our goal is to have 15-20 comparative banks of similar asset size and region, positioning the Company at approximately the median for asset size.
The peer group consists of twenty-four publicly traded financial institutions with assets ranging from $800 million to $3.0 billion (with an average of $1.5 billion in assets) located in the Northeast, that positioned the Company at approximately the median. Due to the limited number of institutions in states of closest proximity (Connecticut, Massachusetts and Rhode Island), PM&P expanded the geographic criteria to include Maryland, New Jersey and New York (excluding metro New York City). Although slightly larger than the asset range, Independent Bank Corp. was included in the peer group since it is a key local competitor. The companies that comprised our peer group in 2009 included:

Alliance Financial Corporation	Hingham Institution for Savings
Arrow Financial Corporation	Independent Bank Corp.
Berkshire Hills Bancorp, Inc.	Lakeland Bancorp, Inc.
Brookline Bancorp, Inc.	LSB Corporation
Center Bancorp, Inc.	OceanFirst Financial Corp.
Century Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Eagle Bancorp, Inc.	Shore Bancshares, Inc.
Enterprise Bancorp, Inc.	Smithtown Bancorp, Inc.
Financial Institutions, Inc.	State Bancorp, Inc.
First Mariner Bancorp	Suffolk Bancorp
First United Corporation	Wainwright Bank & Trust Company
First of Long Island Corporation	Washington Trust Bancorp, Inc.
Where appropriate, PM&P developed blended market matches to reflect the executive’s experience and responsibilities at the Company. This compensation review confirmed that our compensation program elements individually and in the aggregate support and reflect our compensation philosophy and strategic objectives, both on a cash and long-term incentive basis.

Executive Employment Agreements
The Company has entered into employment agreements with each of the Bancorp Executives in connection with their initial employment or promotion to an executive position. These agreements, which have been amended and restated from time to time, are designed to promote stability and continuity of senior management who are critical to the Company’s continued success. Ms. Sherman’s employment agreement was amended in March 2008 to comply with the requirements of Section 409A of the Internal Revenue Code, which impose a six-month delay on certain severance payments that are otherwise due under the agreement. Each of the Bancorp Executives executed a letter agreement in connection with our participation in the CPP in which they agreed to any changes to their employment agreements and our other benefit plans necessary to comply with the CPP limitations on executive compensation in effect at that time.
The agreements with the Bancorp Executives provide that during the term of the contract, the executive’s base salary will not be reduced and he or she will remain eligible for participation in the Company’s executive compensation and benefit programs. Ms. Sherman’s agreement provides that she is entitled to an annual bonus opportunity of not less than 60% of her base salary. The agreements provide for a rolling term of three years for Ms. Sherman, two years for Ms. Simmons and Mr. Wischnowsky and one year for Mr. Meiklejohn. Each agreement automatically renews for successive three, two or one-year terms on each successive one year anniversary unless either the Company or the executive has given the other written notice of election not to renew at least 90 days prior to any anniversary date.
Mr. West and Macrolease entered into an employment agreement dated May 1, 2008 under which Mr. West is entitled to an annual base salary of $225,000 plus a $1,000 monthly automobile allowance and other benefits generally made available to Macrolease senior executives. The agreement has a three-year term, subject to termination by either party on 30 days prior written notice and immediately upon death, disability or for cause. During his employment with Macrolease and for one year thereafter, Mr. West is prohibited from directly or indirectly competing with the Company in the State of New York or any other jurisdiction or territory where Macrolease conducts business at the time of, or six months prior to, termination of his employment.
Mr. West was the founder and principal shareholder of Macrolease International Corporation (“MIC”), which sold substantially all of its operating assets to the Bank’s Macrolease subsidiary on April 29, 2005. As part of that transaction, the Company agreed to issue additional shares of common stock to the MIC shareholders upon the achievement of certain performance goals pursuant to an earn-out over five years from the closing date of the acquisition. The shares issued to Mr. West pursuant to the earn-out are considered additional consideration for the sale of MIC; accordingly, the value of such shares is not reflected in the tables included under “Executive Compensation.”
Base Salary. Base salaries for executive officers historically have been substantially dependent upon the base salaries paid for comparable positions at similar corporations, the responsibilities of the position held and the experience level of the particular executive officer. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. The Compensation Committee generally seeks to place executive salaries at the median of the Company’s peer group although more experienced executives may be above the market median.
The Rhode Island market is a highly concentrated market dominated by three large banking institutions, two national and one regional, which together control over 80% of the deposit market. We compete directly with these institutions both in making commercial loans and generating deposits and need the same top executive-level talent to compete effectively. These competitive factors may cause base salaries to exceed the targeted level, particularly for more experienced executives. This has been particularly true in recent years as we have recruited from the Boston market and looked to hire executives who can effectively manage a larger and more complex financial institution. Despite these competitive pressures, the 2009 compensation study indicated that base salaries for our executives, taking into account their respective responsibilities and experience, were generally within the targeted range.
Salaries are reviewed on an annual basis in April, as well as at the time of a promotion or other change in responsibilities. In its annual review the Compensation Committee considers general market adjustments as well as the performance of the individual during the prior year and any change in his or her responsibilities. Annual increases normally take effect on May 1st of each year. In 2009, our executives agreed to forego any increase in base salaries in view of the difficult economic environment. In February 2010, the Compensation Committee approved a market-based increase in Mr. Meiklejohn’s base salary from $205,000 to $250,000 and in Mr. Wischnowsky’s base salary from $225,000 to $240,000. These increases were consistent with the benchmarks provided to the Compensation Committee in the 2009 compensation study.

Cash Incentive Awards. In keeping with our philosophy to pay for performance, annual cash incentives tied to performance measures represent a substantial portion of an executive’s total compensation opportunity. The Compensation Committee generally seeks to provide awards for superior performance that bring total cash compensation to the 75th percentile of the survey group. The 2009 executive compensation study commissioned by the Compensation Committee indicated that the Company’s target incentives (as a percentage of base salary) are slightly above the market median (reflecting our philosophy of targeting incentives to achieve a targeted total cash compensation level at the 75th percentile) and total cash compensation for the Company’s senior executives (assuming achievement of maximum incentive awards) falls within that targeted level.
2009 Senior Executive Incentive Plan. Under the Senior Executive Cash Incentive Plan for 2009, Bancorp Executives were eligible to receive cash incentive awards of up to 70% of base salary for the CEO and 55% of base salary for other Bancorp Executives upon achieving 110% of budgeted income. Mr. West does not participate in the Senior Executive Cash Incentive Plan.
Cash incentive awards for Bancorp Executives are determined annually at the discretion of the Compensation Committee, which historically has established specific short-term financial goals for the senior executive management team in February each year. Stock price performance has not been a factor in determining annual incentive compensation because the price of our common stock is subject to a variety of factors outside our control. Historically, the Compensation Committee has established a single financial goal for the executive officers tied to budgeted net income. The Compensation Committee has viewed net income as the most important short-term financial measurement for the organization and the principal driver of shareholder value over time. The Compensation Committee believes the Company’s budget, which reflects general economic and specific Company, industry and competitive conditions as well as strategic initiatives, provides the best measure of management’s annual performance. Historically, we have set a single goal for incentive awards to align our executives and promote teamwork. For similar reasons, the award opportunities for Bancorp Executives (other than the CEO) are set at the same level. In 2009, the cash incentive awards were payable at the specified percentage of the executive officer’s base salary upon achieving the following level of budgeted net income:

		Minimum		Maximum
	Threshold	Intermediate	Target	Intermediate	Maximum
	90% of Net	95% of Net	100% of Net	105% of Net	110% of Net
Officer	Income	Income	Income	Income	Income
CEO	30%	48%	54%	60%	70%
Other Bancorp Executives	25%	40%	45%	50%	55%
The 2009 net income target under the 2009 Senior Executive Cash Incentive Plan was $9.9 million with a threshold of $8.9 million. The threshold for payment under the 2009 Executive Cash Incentive Plan was not attained. Although the threshold was not met, in part, due to a number of unbudgeted factors, including, unanticipated FDIC insurance premiums and expenses related to repayment of TARP funds, the principal reason for the shortfall was a $5.8 million provision for loan and lease losses in excess of budget. Notwithstanding that net income did not reach the minimum threshold of $8.9 million, the Board determined that the Company performed well relative to its peer group in 2009. We expanded our margin, grew our deposits, grew our quality commercial loans and controlled our expenses while making numerous infrastructure improvements and strengthening our personnel. Our credit quality, despite the increased provision and charge-offs, remains solid and above peer group performance.
The Board observed that the 2009 banking environment had changed dramatically due to the extraordinary economic pressures that began in late 2008, and that asset quality and capital strength had replaced net income as the primary drivers of value. As a result, the Board concluded that the net income performance metric established in the Senior Executive Cash Incentive Plan did not provide a fair measure of the performance of the executive management team, who the Board believes produces strong results in an extremely difficult economic environment. For these reasons, in January 2010, the Board, on the recommendation of the Compensation Committee, awarded Mmes. Sherman and Simmons and Messrs. Meiklejohn and Wischnowsky discretionary cash bonuses in the amounts set forth in the Summary Compensation Table below.

2010 Decisions Effecting Future Incentive Compensation. During late 2009, in light of the changing regulatory environment and increased focus on risk, the Compensation Committee engaged PM&P to assist it in developing a new executive cash incentive plan which provides more balanced performance metrics. In February 2010, the Compensation Committee approved a new Executive Annual Incentive Plan which provides the Compensation Committee with the flexibility of establishing multiple performance goals and measures. Performance goals may be based on such business criteria and performance measures as the Compensation Committee may deem appropriate, which may include, for example, net income, loan growth, deposit growth, non-performing loans and net charge offs, credit and/or asset quality and capital strength. In addition, at least 20% of the total award opportunity will be based upon individual contributions of the executive evaluated against specific assigned responsibilities and measures tied to the annual and strategic plans and risk management.
Long-Term Incentive Compensation. Total compensation at the senior executive level also includes long-term incentive awards granted under the 2002 Equity Incentive Plan. The objectives of the equity incentive program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and total shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in our common stock. Prior to 2007, except for a restricted stock award made to Ms. Sherman in 2001, all equity awards were in the form of stock options. Beginning in 2007, consistent with the recommendation of the independent compensation consultant, one-third of the long-term equity awards to Bancorp Executives have been made in the form of restricted stock. The Compensation Committee continues to grant only options to other officers due to the potentially adverse tax consequences to the individuals associated with the vesting of restricted stock awards. As of December 31, 2009, the number of shares authorized for issuance under the Company’s stock plans was 324,831, representing 7.05% of our issued and outstanding common stock.
Equity Awards. Annual equity awards reflect the executive’s position with the Company and his or her contribution to the Company. Since 2007, the Compensation Committee has applied a methodology which utilizes the value of an award (whether restricted stock, stock option or other equity based performance award) as determined for financial reporting purposes under FASB ASC Topic 718 (formerly SFAS 123(R), Share Based Payment). These awards, which are valued at between 25% and 35% of the executive’s base salary (depending upon the executive’s level of responsibility) are listed in the “Grants of Plan Based Awards” Table. The 2009 compensation study commissioned by the Compensation Committee indicated that our equity awards to executives are consistent with market practice.
The Compensation Committee generally grants equity awards in April of each year, but may also grant awards (usually options) in connection with an individual’s initial employment with the Company or a subsequent promotion. All options are granted at the market closing price on the grant date. Options may not be repriced without shareholder approval. The Compensation Committee does not time the grant of options or other equity awards in anticipation of the release of material non-public information, but typically makes its annual grants in early April, in advance of the release of our first quarter earnings (which coincides with base salary adjustments). Due to the uncertainty created by ARRA with respect to incentive compensation, in 2009 equity awards were granted in August 2009.
Options generally have three to five year vesting schedules to encourage key employees to continue in the employ of the Company. Options granted to the executive officers in 2009, which are listed in the “Grants of Plan Based Awards” Table, vest in equal installments over five years commencing on the first anniversary of the grant date. Restricted stock awards granted to our executives in 2009, which are also listed in the “Grants of Plan Based Awards” Table, vest in equal installments over three years commencing on the first anniversary of the grant date. The vesting of both options and restricted stock will accelerate upon a change in control (as defined in the relevant agreements). The Compensation Committee, from time to time, considers establishing performance based vesting for restricted stock awards but, to date, has concluded that the small size of the annual awards does not warrant the increased administrative complexity that would result.

Share Retention Guidelines. The Compensation Committee believes that senior management should have a meaningful equity interest in the Company. In order to promote equity ownership and further align the interests of management with our shareholders, the Board of Directors has adopted share retention and ownership guidelines for our executive officers. These guidelines are based upon the market value of our common stock as a multiple of such officer’s base pay. The multiple is three times base salary for the CEO and one times base salary for the other executive officers. Ms. Sherman was a founder of the Bank and her stock ownership currently substantially exceeds the guideline. Under these guidelines, a new CEO must achieve the ownership level within five years of appointment to the chief executive position. The other Bancorp Executives are expected to retain at least 50% of the shares acquired upon exercise of any stock option or vesting of restricted stock until they achieve the specified ownership level and thereafter maintain such ownership level. In establishing these guidelines, the Board of Directors determined that a stock retention requirement, rather than a mandated ownership requirement, would appropriately align the interests of the executives (other than the CEO) and the shareholders. In making this determination, the Board considered the compensation levels of our executive officers and the impact a mandated ownership requirement might have on our recruiting and retention of executives.
Retirement and Other Benefits
In order to attract and retain key executives, we offer retirement benefits through a tax-qualified 401(k) Plan to all employees and a nonqualified deferred compensation plan and supplemental executive retirement plans for certain highly compensated employees, including our executives.
401(k) Retirement Plan. Company employees who are at least 21 years of age are eligible to participate in the 401(k) Plan. Under the 401(k) Plan, we will make matching contributions of up to 4% of an employee’s compensation, subject to qualified plan limitations. These contributions vest monthly. The retirement benefits under the 401(k) Plan for our executive officers are the same as those available for other eligible employees. Similarly situated employees, including our executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan, the amount of money contributed at the election of the participant from year to year, and the investments chosen by the participant. In 2008, we made matching contributions for our executives in the amounts reflected in the footnotes to the “All Other Compensation” column of the Summary Compensation Table.
Nonqualified Deferred Compensation Plan. The executives (as well as certain other highly compensated employees) are eligible to participate in a nonqualified deferred compensation plan, which permits participants to contribute amounts they are precluded from contributing to the 401(k) Plan because of the qualified plan limitations as well as additional compensation deferrals which may be advantageous for personal income tax or other planning reasons. Under the deferred compensation plan, participants receive an amount of employer matching contributions that they have lost under our 401(k) Plan as a result of the nondiscrimination rules applicable to qualified plans. The nonqualified deferred compensation plan is discussed in further detail under the heading “Nonqualified Deferred Compensation Plans” on page 32.
Supplemental Executive Retirement Plan. In order to provide a competitive compensation package, we have adopted two Supplemental Executive Retirement Plans (each, a “SERP”): the 2000 SERP and the 2002 SERP. Currently, Bancorp Executives (as well as two former executives) are participants in the 2000 SERP and other key employees are participants under the 2002 SERP. Ms. Sherman’s annual supplemental retirement benefit is equal to the greater of (i) 55% of her average total cash compensation (base salary plus any annual cash incentive award) during the three consecutive calendar years when such compensation was greatest (“3-year average compensation”) less employer contributions under the 401(k) Plan ( “401(k) Offset”) and 50% of her social security benefit ( “Social Security Offset”) or (ii) $425,000. At the minimum $425,000 level, Ms. Sherman’s SERP benefit represents approximately 64% of Ms. Sherman’s 3-year average salary and cash incentive compensation as of December 31, 2009, which the Compensation Committee believes is competitive with benefits available to chief executives at comparable institutions.

Under the 2000 SERP, Ms. Simmons is entitled to an annual supplemental retirement benefit equal to 70% of the average base salary paid during the three consecutive years in which such compensation was the greatest, reduced by the 401(k) Offset and Social Security Offset. Messrs. Meiklejohn and Wischnowsky are entitled to an annual supplemental retirement benefit of $100,000 and $25,000, respectively. Mr. West is not a participant in either SERP. The SERP benefits vest over a five to ten year period, keyed to the executive’s initial participation in the SERP. The specific terms of the SERPs (including vesting schedules) are discussed in further detail under the heading “Pension Benefits” on page 30.
Because the SERP benefit is either fixed or is based upon an executive’s base salary (and in the case of Ms. Sherman, base salary and cash incentive compensation) gains from prior option or stock awards have no impact on the retirement benefit. In addition, in the event of a Change in Control (as defined under the section entitled “Potential Payments Upon Termination or Change-in-Control” below), all SERP participants become fully vested in their fixed benefit ($425,000 in the case of Ms. Sherman) and Ms. Simmons becomes fully vested in an increased benefit, which was originally intended to approximate the 70% formula amount assuming continued employment of the executive until age 65 (based upon the executive’s salary at the time the SERP benefit was established and projected salary increases). The SERP vesting provisions encourage key employees to continue in the employ of the Company. In establishing the SERPs, the Compensation Committee took into account that, unlike many of our competitors, we do not maintain a typical qualified defined benefit or cash balance plan.
Perquisites. Other than the plans described above and the severance benefits described below, our executives are entitled to few benefits that are not otherwise available to all of our employees. In 2009, we provided Mr. West with the personal benefits described in footnote (h) to the Summary Compensation Table. Personal benefits for other executives had an aggregate value to each of less than $10,000.
Severance Benefits
We believe that companies should provide reasonable severance benefits to employees. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for the employee to find comparable employment within a short period of time. Therefore, the employment agreements with Mmes. Sherman and Simmons and Messrs. Meiklejohn and Wischnowsky provide for severance benefits in the event of the executive’s involuntary termination of employment without cause or termination of employment by the executive for “Good Reason” (as defined under the section entitled “Potential Payments Upon Termination or Change-in-Control” below) and provide increased benefits in the case of termination in connection with a Change in Control (as defined in the agreements). In the event of a qualified termination, we also continue health and other insurance benefits for between one and three years, corresponding to termination benefits and, in the event of a Change in Control, immediately vest all benefits under the SERP and all equity compensation of the executive. In addition, terminated executives would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) Plan.
The Company has also entered into Change in Control Severance Agreements with certain other key employees. We have found such change in control benefits are necessary to recruit and retain talented management, due in large part to the continuing consolidation of the banking industry. Further, it is our belief that the interests of the shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should encourage senior management to consider the prospect of a change in control in an objective manner and reduce their possible reluctance to pursue potential change in control transactions that may be in the best interests of the shareholders.
Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse Mmes. Sherman and Simmons for any taxes imposed as a result of “excess parachute” payments. For other officers entitled to a change in control benefit, we cap their change in control benefits so that no excise taxes under Section 280G will be imposed. Based upon the advice of the Compensation Committee’s independent compensation consultant, we believe that providing such “tax gross-up” payments is consistent with benefits offered by our peer group for executives in the positions and with the longevity of Mmes. Sherman and Simmons.
All of the change in control benefits are “double trigger” and require termination of employment in connection with the Change in Control. Accordingly, no change in control benefits are paid to an executive unless his or her employment is terminated without cause or the executive resigns for “Good Reason” (or any reason in the case of Ms. Sherman) within one year of the Change in Control. Ms. Sherman’s agreement allows her to trigger the change in control severance benefit by terminating her employment at any time within one year following the Change in Control. The Compensation Committee believes that providing Ms. Sherman this benefit will facilitate a smooth transition in the event of the sale of the Company.

Relative to the overall value of the Company, these potential change in control benefits (including the 280G tax “gross-up”) are relatively minor. The Compensation Committee regularly reviews the aggregate amount of all our change in control obligations and, based upon advice historically provided by both its independent compensation consultant and investment bankers, has determined that the potential change in control benefits under our existing plans and agreements fall within an appropriate range of deal value.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers at year end. There is an exception to the $1 million limitation for performance-based compensation (such as stock options) meeting certain requirements. The Compensation Committee’s policy is to preserve corporate tax deductions by qualifying compensation paid over $1 million to the executive officers as performance-based compensation. Nevertheless, maintaining tax deductibility is but one consideration among many (and is not the most important consideration) in the design of the compensation program for senior executives. The Compensation Committee may, from time to time, conclude that compensation arrangements are in the best interest of the Company and the shareholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility. For example, restricted stock awards granted in 2007, 2008 and 2009 will not qualify as performance-based compensation since such awards vest with the passage of time. However, based upon our executives’ compensation levels, the Compensation Committee determined that it was likely that the compensation expense arising with respect to such awards would be fully deductible at the time the awards were made.
In addition, during our participation in the CPP we were not permitted to deduct compensation (whether performance-based or not) in excess of $500,000 paid to each of our Named Executive Officers in any fiscal year (pro rated for the portion of the year prior to our exit from the CPP). The CPP limitation resulted in the loss of deductibility for approximately $54,000 of Ms. Sherman’s compensation in 2009.
Incentive Compensation Plan Risk Assessment
During the Company’s participation in the CPP, we were required to comply with a number of executive compensation standards relating to our senior executive officers (“SEOs”). Among these standards is the requirement that the Compensation Committee review the Company’s incentive compensation programs with the Company’s senior risk officers to determine whether they encourage the Company’s SEOs to take “unnecessary and excessive risks” that threaten the value of the Company. Although we are no longer required to conduct this review, our Compensation Committee has determined to continue such reviews, which also include a review of all incentive compensation programs, on an annual basis.
The Company’s existing governance and organizational structure incorporates a substantial risk management component through the appointment of a Chief Auditor and Internal Audit Department, the utilization of ALCO and a Credit Committee, both of which are comprised of members of senior management, as well as a Directors’ Loan Committee comprised of directors of the Company.

The Compensation Committee met with the Company’s senior risk officers (which included the CFO, Chief Auditor, Chief Credit Officer, Chief Loan Officer and Chief Information Officer) in February 2010 to:
•	Identify the specific risks faced by the Company and relate identified risks to the compensatory elements of its incentive compensation programs;
•	Evaluate its incentive compensation programs to determine whether any such programs encourage potential negative behavior and activity related to identified risks; and
•	Review its existing risk management structure to assess the sufficiency of policies, procedures, controls and other administrative mechanisms to mitigate any potential negative behavior and activity associated with identified risks and related to its incentive compensation programs.
Based upon that review and discussion, the Compensation Committee has concluded that the risks to which the Company is subject can be categorized as credit risk, interest rate risk, price risk, operational transaction risk, liquidity risk, compliance risk, technology risk, strategic risk and reputation risk, with the most significant risks identified as credit quality risk and interest rate risk. The Compensation Committee also concluded that the overall compensation structure for our SEOs does not encourage unnecessary or excessive risk taking by the executives. While the variable elements of compensation are, on the one hand, a sufficient percentage of overall compensation to motivate executives to produce superior results, the fixed element on the other hand, at about 55% to 60% of total compensation, is also a sufficiently high percentage of overall compensation that the Compensation Committee does not feel that unnecessary or excessive risk taking is encouraged by the variable elements.
The Compensation Committee has also concluded that the short-term component of the Company’s executive incentive compensation plan (annual cash incentive) does not encourage unnecessary or excessive risks to the Company. It was noted that the performance metric for 2009 short-term incentive compensation was net income, which is an audited number and that net interest margin and credit quality have the most significant effect on net income in this environment. Interest rate risk is closely monitored and managed through the ALCO, which meets monthly and is actively involved in formulating the economic assumptions that the Company uses in its financial planning and budgeting process consistent with policies established by the Board which control the sources, uses and pricing of funds. The Board regularly receives reports on interest rate exposures and key credit measures and the steps undertaken by management to address both interest rate and credit risk. Furthermore, the incentive opportunity does not represent more than 55% to 70% of base salary (or approximately 35%-40% of total cash compensation) and awards are capped at achieving 110% of budgeted net income. For these reasons, the Compensation Committee does not believe the short-term component of executive compensation encourages unnecessary or excessive risk.
The Compensation Committee also notes that the short-term component has been in place for many years, and there is no evidence it has encouraged unnecessary or excessive risk taking. For example, the Company’s cash incentive plans have not encouraged executives to assume excessive or unnecessary credit risk such as entering into the sub-prime lending business, and they declined to do so despite the temptation of higher short-term profits that might have resulted from such business activities.
The Compensation Committee has also concluded that the long-term component of the Company’s executive incentive compensation plan consisting of restricted stock and stock option awards does not encourage unnecessary or excessive risks to the Company. In the Compensation Committee’s view, an unearned and unvested stock or stock option award should be outstanding for each executive at all times to serve as an incentive to remain with the Company and to focus the executive on all elements of Company performance that influence long-term share price appreciation, including losses attributable to the most significant risks facing the Company. Vesting requirements over a three-year or five-year period for the restricted stock and stock option awards encourage executives to avoid short-term actions that are to the Company’s long-term detriment.
The Compensation Committee considered several other factors that will tend to discourage unnecessary or excessive risk taking by our executives. The Company has in place stock retention guidelines that require executives to retain at least 50% of the shares acquired upon exercise of stock options or vesting of restricted stock until they achieve a specified level of share ownership. These guidelines subject executives to the possibility of significant market penalties in the event they make decisions that benefit the Company in the short-term but ultimately prove detrimental to the Company’s long-term interests. Furthermore, Ms. Sherman, as a founder of the Company, has substantial share holdings. The Compensation Committee does not believe that strategies that benefit the Company in the short-term will be encouraged or tolerated if they would be to the Company’s long-term detriment.

The Company believes that its governance and organizational structures, in conjunction with the risk-mitigation framework and analysis engaged in by the Compensation Committee and the other Company administrative bodies, allowed the Compensation Committee to objectively relate risk to its compensation programs and ensure that they do not encourage its employees to take unnecessary and excessive risks that could threaten the value of the Company. We concluded that our compensation program does not motivate imprudent risk taking and any risks involved in compensation are not reasonably likely to have a material adverse effect on the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on these reviews and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company’s Proxy Statement for the fiscal year ended December 31, 2009 for filing with the SEC.
The Compensation Committee certifies that it has reviewed with the Company’s senior risk officers the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company. The Compensation Committee also certifies that it has met to discuss and review the relationship between the Company’s risk management policies and practices and SEO incentive compensation arrangements in compliance with its obligations under the CPP.
Compensation Committee
JOHN R. BERGER—Chairman

ANTHONY F. ANDRADE	MALCOLM G. CHACE	MICHAEL E. MCMAHON	PABLO RODRIGUEZ, M.D.
EXECUTIVE COMPENSATION
The following table provides information regarding the total compensation paid or accrued by the Company to each of its CEO, CFO and the Company’s three most highly compensated executive officers other than the CEO and CFO (collectively, the “Named Executive Officers”).
Because the Company’s Senior Executive Cash Incentive Plan is based on achieving a specified performance goal, awards to Mmes. Sherman and Simmons and Messrs. Meiklejohn and Wischnowsky under the plan in 2007 and 2008 are not considered “Bonuses” for purposes of SEC rules and are listed below as “Non-Equity Incentive Plan Compensation.” Mr. West is not eligible to participate in the Senior Executive Cash Incentive Plan.

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation		All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings		Compensation		Total
Principal Position	Year	($)	($)	($)(a)	($)(a)	($)(b)	($)(c)		($)(d)		($)

Merrill W. Sherman	2009	465,415	125,662	66,944	170,823	—	594,708	(e)	18,291	(f)	1,441,843
President and CEO	2008	459,680	—	51,802	102,099	230,219	420,932		20,342		1,285,074
	2007	448,452	—	52,140	93,300	252,400	296,215		21,392		1,163,899

Linda H. Simmons	2009	278,100	62,572	34,989	89,311	—	120,872		10,024	(g)	595,868
Treasurer and CFO	2008	274,673	—	24,668	48,729	114,636	119,395		9,424		591,525
	2007	239,211	—	22,377	84,615	122,600	74,450		8,930		552,183

Mark J. Meiklejohn	2009	205,000	46,125	25,810	65,838	—	26,353		7,254		376,380
Chief Lending Officer	2008	188,392	—	16,774	32,486	84,503	9,210		6,905		338,270
	2007	168,561	60,000	—	61,656	—	5,382		6,235		301,834

Robert H. Wischnowsky	2009	225,000	50,625	28,320	72,260	—	6,174		—		382,379
Chief Information Officer

Daniel W. West	2009	225,000	—	—	—	—	—		23,857	(h)	248,857
President, Macrolease Corporation

(a)	The amounts in these columns do not necessarily represent the value of the awards, nor are they a prediction of what the executive may realize. The amounts reflect the aggregate fair value of the awards on the grant date under FASB ASC Topic 718 (formerly FAS 123(R)) for stock options and awards granted pursuant to the 2002 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around March 16, 2010. Regardless of the value placed on a stock award or stock option as of the grant date, the actual value of the stock award or option will depend on the market value of the Company’s common stock on such date in the future when the stock award vests or the option is exercised. As of December 31, 2009, all of the stock options granted in 2007, 2008 and 2009 were “out-of-the-money” and, therefore, had no intrinsic value. The 2008 and 2007 award values were recalculated from the amounts shown in prior Proxy Statements to reflect the grant date fair value, as required by SEC rules effective for 2010.

(b)	Reflects cash awards to the named individuals under the 2009 Senior Executive Incentive Plan which is discussed in further detail on page 20 under the heading “Compensation Discussion and Analysis.”

(c)	Reflects actuarial increase in the present value of benefits under the Company’s supplemental executive retirement plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(d)	Other than as set forth in footnotes (e) and (f) with respect to Ms. Sherman, (g) with respect to Ms. Simmons and (h) with respect to Mr. West, reflects employer 401(k) match.

(e)	Includes earnings of $17,444 on deferred compensation account above 5.22% (120% of the applicable federal long-term rate at December 31, 2008).

(f)	Includes employer 401(k) match of $9,800 and $8,491 in perquisites related to vehicle allowance and insurance premiums paid on individual disability policy.

(g)	Includes employer 401(k) match of $9,800 and $224 in perquisites related to insurance premiums paid on individual disability policy.

(h)	Includes employer 401(k) match of $9,000 and $14,857 in perquisites related to vehicle allowance.

Grants of Plan Based Awards
The following table provides information on all plan based awards by the Company in 2009 to each Named Executive Officer.

		All Other Stock	All Other Option
		Awards: Number of	Awards: Number of	Exercise or Base	Grant Date Fair Value
		Shares of Stock or	Securities Underlying	Price of Option	of Stock and Option
Name	Grant Date	Units(#)(a)	Options(#)	Awards ($/Sh)	Awards ($)(a)

Merrill W. Sherman	08/12/2009	2,560	—	—	26.15
	08/12/2009	—	30,056	26.15	5.68

Linda H. Simmons	08/12/2009	1,338	—	—	26.15
	08/12/2009	—	15,714	26.15	5.68

Mark J. Meiklejohn	08/12/2009	987	—	—	26.15
	08/12/2009	—	11,584	26.15	5.68

Robert H. Wischnowsky	08/12/2009	1,083	—	—	26.15
	08/12/2009	—	12,714	26.15	5.68

Daniel W. West		—	—	—	—
		—	—	—	—

(a)	Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to shareholders of the Company.
Option Exercises and Stock Vested
The following table provides information on all exercises of options by the Named Executive Officers during the Company’s 2009 fiscal year.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(a)	(#)	($)(b)
Merrill W. Sherman	23,700	226,335	—	—
	—	—	525	9,702
	—	—	400	7,276

Linda H. Simmons	—	—	250	4,620
	—	—	171	3,110

Mark J. Meiklejohn	—	—	170	3,142

Robert H. Wischnowsky	—	—	—	—

Daniel W. West	—	—	—	—

(a)	The amounts shown are calculated based on the difference between the closing market price of the Company’s common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised.

(b)	The amounts shown are calculated based on the closing market price of the Company’s common stock on the date of vesting multiplied by the number of shares acquired on vesting.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2009.

	OPTION AWARDS				STOCK AWARDS
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares	Market Value of
	Unexercised	Unexercised			or Units of Stock	Shares or Units of
	Options (#)	Options (#)	Option Exercise	Option Expiration	That Have Not	Stock That Have
Name	Exercisable	Unexercisable	Price ($)	Date (a)	Vested (#)(b)	Not Vested ($)(c)

Merrill W. Sherman	22,000	—	10.00	02/15/2010
	25,200	—	14.75	02/20/2011
	7,500	—	19.80	02/11/2012
	15,250	—	23.15	05/30/2012
	18,900	—	23.05	04/15/2013
	5,000	—	32.43	01/26/2014
	14,250	—	32.91	04/26/2014
	13,200	—	37.98	04/08/2015
	8,699	5,801	34.89	04/06/2016
	3,820	5,730	43.45	04/24/2014
	3,519	14,081	32.89	04/22/2015
		30,056	26.15	08/12/2016
					400	10,272
					1,050	26,964
					2,560	65,741

Linda H. Simmons	9,900	—	35.50	09/16/2014
	4,800	—	37.98	04/08/2015
	8,000	—	36.54	07/19/2015
	3,300	2,200	34.89	04/06/2016
	1,540	2,310	43.45	04/24/2014
	3,000	4,500	34.32	12/18/2014
	1,679	6,721	32.89	04/22/2015
		15,714	26.15	08/12/2016
					172	4,417
					500	12,840
					1,338	34,360

Mark J. Meiklejohn	8,500	—	34.37	02/21/2016
	719	481	34.89	04/06/2016
	600	900	43.45	04/24/2014
	3,000	4,500	34.32	12/18/2014
	1,120	4,480	32.89	04/22/2015
	—	11,584	26.15	08/12/2016
					340	8,731
					987	25,346

Robert H. Wischnowsky	2,000	8,000	20.18	12/15/2015
	—	12,714	26.15	08/12/2016
					1,083	27,811

Daniel W. West	—	—	—	—	—	—

(a)	All options which are not fully exercisable vest in five equal annual installments commencing on the first anniversary of the grant date.

(b)	Restricted stock vests in three annual installments commencing on the initial grant date.

(c)	Value represents closing market price of the Company’s common stock at December 31, 2009 ($25.68) multiplied by the number of shares of unvested restricted stock held by the executive.

Pension Benefits
We do not maintain a tax-qualified defined benefit plan. The Company provides retirement benefits to Named Executives Officers, other than Mr. West, under the 2000 SERP and to other certain other key employees under the 2002 SERP. In August 2009, the Company amended the 2000 SERP to provide an annual benefit payable to Mr. Wischnowsky and increase the annual benefit payable to Ms. Simmons in the event of a change in control as described under the heading “Retirement and Other Benefits — Supplemental Executive Retirement Plan” on page 22.
The following table provides information on the estimated present value of future payments for each of the Named Executive Officers, other than Mr. West, under the Company’s 2000 SERP as of December 31, 2009.

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name of		Service	Benefit	Fiscal Year
Executive Officer	Plan Name	(#)(a)	($)(b)	($)

Merrill W. Sherman	Supplemental Executive Retirement Plan	N/A	2,547,106	—

Linda H. Simmons	Supplemental Executive Retirement Plan	N/A	490,247	—

Mark J. Meiklejohn	Supplemental Executive Retirement Plan	N/A	41,825	—

Robert H. Wischnowsky	Supplemental Executive Retirement Plan	N/A	6,174	—

(a)	The SERP benefit is not based upon years of credited service. The benefit is based on a fixed amount or a formula tied to final average base salary or the total base salary and annual cash incentive award and vests in accordance with a vesting schedule as described below.

(b)	Reflects actuarial present value of the officer’s benefits under the Company’s supplemental executive retirement plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the officer may not currently be entitled to receive because such amounts are not vested.
Under the 2000 SERP, the Bancorp Executives are entitled to the following annual retirement benefits:
•	Ms. Sherman: a benefit equal to the greater of (i) 55% of the average total cash compensation (base salary and cash incentive award) paid during the three consecutive calendar years when such compensation was greatest, reduced by the portion of her 401(k) Plan account attributable to employer contributions and any social security offset or (ii) $425,000.
•	Ms. Simmons: a benefit equal to 70% of the average base salary paid during the three consecutive years in which such compensation was the greatest, reduced by the portion of her 401(k) Plan account attributable to employer contributions and any social security offset.
•	Mr. Meiklejohn: a benefit of $100,000.
•	Mr. Wischnowsky: a benefit of $25,000.
All benefits are payable upon the later of the executive attaining age 65 or the executive’s retirement, provided that no amounts may be paid until at least six months after the executive’s termination of employment except in the event of termination by reason of the executive’s death.

Ms. Sherman became fully vested in her annual benefit on November 1, 2009. With respect to Ms. Simmons, $50,000 of her annual benefit began to vest on November 1, 2009 and the balance will begin to vest on August 1, 2010. With respect to Mr. Meiklejohn, $25,000 of his benefit begins to vest on November 1, 2011 and the balance will begin to vest on November 1, 2013. With respect to Mr. Wischnowsky, his annual benefit will begin to vest on August 1, 2015. Ms. Sherman’s base benefit ($250,000) is fully vested such that she is entitled to receive the full base benefit at age 65, even if she leaves the employ of the Company before retirement. With respect to the benefit in excess of Ms. Sherman’s base benefit, and the entire benefit payable to other participants in the SERP, the participant vests in their SERP accrual balance (i.e., the amount the Company has accrued to reflect the liability) in 20% increments such that the accrual balance would be fully vested on the fourth anniversary of the first vesting date. Thus, if an executive left at the end of the vesting period, he or she would be 100% vested in their SERP accrual balance, but not the full benefit, resulting in a reduced retirement benefit in the event of early retirement. Ms. Sherman became fully vested in the excess accrual balance on November 1, 2009. Each executive is required to remain employed at the Company until age 65 to get the full SERP benefit. The full benefit will vest immediately upon death. In addition, in the event of a Change in Control, the SERP participants become fully vested in the greater of (i) the retirement benefit calculated in accordance with the formula described above or (ii) a specific annual Change in Control Benefit Amount, which is intended to approximate the formula amount under the 2000 SERP assuming continued employment of the executive until age 65. The current Change in Control Benefit Amount (excluding any tax gross-up) payable annually to the executive is: $425,000 for Ms. Sherman, $289,351 for Ms. Simmons, $100,000 for Mr. Meiklejohn and $25,000 for Mr. Wischnowsky.
Under the 2000 SERP, we will also provide a death benefit for SERP participants equal to the accrual balance at the date of the participant’s death, provided that the minimum pre-retirement death benefit for Ms. Sherman is equal to the projected age 65 accrual balance required to fund her $250,000 annual base benefit plus the amount the Company has accrued as of the date of death to reflect the liability for the increased benefit. The pre-retirement and post-retirement death benefits are funded through life insurance policies on the lives of the SERP participants purchased and owned by the Bank, some of which contain a split dollar endorsement in favor of the SERP participant.
The SERPs are unfunded but provide that upon a Change in Control, the Company must deposit funds in a trust equal to the present value of all accrued benefits provided under both SERPs and thereafter make annual additional deposits to reflect any increases in the accrued benefits. All benefits are forfeited in the event that the participant’s employment is terminated on account of a criminal act of fraud, misappropriation, embezzlement or a felony that involves property of the Company.
Nonqualified Deferred Compensation Plans
The Named Executive Officers (as well as certain other highly compensated employees) are eligible to participate in our nonqualified deferred compensation plan. The plan permits a participant to defer all or a portion of his or her annual incentive bonus and up to 50% of the participant’s base salary. Deferral elections are made in December of each year for amounts to be earned in the following year. Participants receive an amount of employer matching contributions that they have lost under our 401(k) Plan as a result of the nondiscrimination rules applicable to qualified plans. All amounts contributed by the participant and by the Company under the plan are immediately vested.
Any excess contributions which cannot be contributed under the 401(k) Plan because of the nondiscrimination rules applicable to qualified plans and which would otherwise be returned to the participant at the end of the year, plus the amount of any supplemental deferrals the participant may choose to make, and any matching contributions provided for under the plan are credited to a deferred compensation account (a bookkeeping account). Each participant’s deferred compensation account is credited with interest at a rate equal to the greater of the Baa1 30-year corporate bond index, or the Company’s projected rate of return on average earning assets as reflected in its budget for such year. In addition, the plan allows a participant whose account exceeds $100,000 to specify an alternative investment index for all or any portion of the participant’s account. If a participant specifies an alternative investment index, the Company may make any required distribution under the plan in kind. Ms. Sherman has elected to have $150,168 of her account valued in accordance with the performance of an investment in one or more private equity funds identified by Ms. Sherman. We have invested $150,168 in the specified alternative investments in order to match our liability to Ms. Sherman under the plan. As a result, Ms. Sherman bears the entire risk of loss (and will benefit from any gains) associated with her election.
Participants in the Company’s nonqualified deferred compensation plan are entitled to receive a distribution of their account upon retirement, death, disability or termination of employment except that any amounts attributable to employer contributions are subject to forfeiture if the participant is terminated for fraud, dishonesty or willful violation of any law that is committed in connection with the participant’s employment. A participant is eligible to withdraw amounts credited to the deferred compensation account in the event of unforeseeable financial hardship.

The amount deferred under the plan is not includible in the income of the participant until paid to the participant and, correspondingly, the Company is not entitled to a deduction for any liabilities established under the plan until the amount credited to the participant’s deferred compensation account is paid to him or her.
The amount credited to the deferred compensation account is not funded or otherwise set aside or secure from our creditors. As a result, the participant is subject to the risk that deferred compensation may not be paid in the event of the Company’s insolvency or the Company is otherwise unable to satisfy the obligation. The plan permits (but does not require) the Company to establish a grantor trust for the purpose of funding the plan. If such a trust were created, the corpus of the trust would, under current federal income tax regulations, have to be available to our creditors in the event of insolvency or bankruptcy in order to prevent adverse income tax consequences to the participant.
The following table provides information on contributions, earnings, withdrawals and distributions with respect to the nonqualified deferred compensation plan for each of the Named Executive Officers.

	Executive	Company				Aggregate
	contributions in	contributions in	Aggregate		Aggregate	balance
	last FY	last FY	earnings in last FY		withdrawals/distributions	at last FYE
Name	($)	($)	($)		($)	($)

Merrill W. Sherman	—	—	50,555	(a)	—	802,827	(b)
Linda H. Simmons	—	—	—		—	—
Mark J. Meiklejohn	—	—	—		—	—
Robert H. Wischnowsky	—	—	—		—	—
Daniel W. West	—	—	—		—	—

(a)	Includes $17,444 which is reported as compensation in the Summary Compensation Table.

(b)	Includes $376,592 of compensation which has been reported in the Company’s Summary Compensation Table in previous years.
Potential Payments Upon Termination or Change-in-Control
The tables below reflect the amount of compensation to each of the Named Executive Officers in the event of termination of such executive’s employment upon voluntary termination, involuntary not for cause termination, for cause termination, termination following a Change in Control and in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2009, calculated in accordance with employment agreements with Mmes. Sherman and Simmons and Messrs. Meiklejohn, Wischnowsky and West. The amounts shown include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination, which in some cases are duplicative of amounts reflected in the Summary Compensation Table. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Payment of any severance to Ms. Sherman will be delayed by six-months to the extent necessary to comply with Section 409A of the Internal Revenue Code, and Ms. Sherman is entitled to interest on the delayed payment at the Bank’s six-month certificate of deposit rate until payment. Furthermore, while SERP benefits are fully vested on a Change in Control, payments do not commence until the executive is 65.

Severance Benefits absent a Change in Control
In the event the Company terminates Ms. Sherman’s employment without cause or Ms. Sherman terminates her employment for “Good Reason,” she is entitled to the following:
•	a lump sum severance payment equal to 2.99 times the sum of her annual base salary as in effect at the time of termination and an amount equal to the average cash incentive bonus earned by her in the prior two fiscal years;
•	continued medical, dental and life insurance coverage for 36 months;
•	continued use of the automobile provided to her under her agreement (with an option to purchase); and
•	any options which are exercisable on the date of termination shall not terminate until the earlier of the scheduled expiration date for such options or three years after the date of termination of her employment.
“Good Reason” is defined in Ms. Sherman’s agreement as:
•	a significant reduction in the nature or scope of her duties, responsibilities, authority and powers;
•	any requirement that she perform her duties at a location more than 50 miles from where she currently performs her duties; or
•	failure of the Company either to renew the agreement or enter into a new agreement on terms not less favorable than those existing immediately prior to such nonrenewal (other than a reduction of fringe benefits required by law or applicable to all employees generally).
If the Company terminates the employment of Ms. Simmons or Mr. Meiklejohn without cause or if the executive terminates his or her employment for “Good Reason,” he or she would be entitled to continuance of their base salary and all medical, dental and life insurance coverage for a 12 month period. Mr. Wischnowsky would be entitled to continuance of his base salary and all medical, dental and life insurance coverage for a nine month period under the same circumstances. Each of these executives is also entitled to outplacement services for 6 months. “Good Reason” is defined in the agreements of these executives as the Company’s failure to renew the agreement on any anniversary date or enter into a new employment agreement on substantially similar terms.
Upon termination, Mr. West is entitled to receive any accrued but unpaid salary, the value of any accrued but unused vacation and the amount of expenses to which he would be entitled to reimbursement under his employment agreement.
Severance Benefits in connection with a Change in Control
In the event of a “Terminating Event” within one year of a “Change in Control,” Ms. Sherman is entitled to:
•	an amount equal to any base salary and incentive bonus earned on account of services performed prior to the Terminating Event which have not been previously paid;
•	her pro-rated incentive bonus to the date of the Terminating Event under the Cash Incentive Plan, or any successor plan, based on the “Target Bonus” for the year in which the Termination Event occurs;
•	a severance benefit equal to 2.99 times the sum of her base salary and her targeted incentive cash bonus for the year of the Change in Control, payable in a lump sum;
•	continued medical, dental and life insurance coverage for 36 months;
•	continued use of the automobile provided to her under her agreement (with an option to purchase) for three years; and
•	all options held by her vest and remain exercisable until the earlier of the scheduled expiration date for such options or three years after termination of her employment.

In the case of Ms. Sherman, a “Terminating Event” means either termination of her employment for any reason other than for cause or resignation, death or disability following a Takeover Transaction or a Change in Control resulting from a change in a majority of the Board of Directors, in either case, prior to the first anniversary of the Takeover Transaction or Change in Control.
The agreements with Ms. Simmons and Messrs. Meiklejohn and Wischnowsky provide that in the event of a “Terminating Event” within one year of a Change in Control, the executive is entitled to receive:
•	an amount equal to any base salary and incentive bonus earned on account of services performed prior to the Terminating Event which have not been previously paid;
•	the executive’s pro-rated incentive bonus to the date of the Terminating Event under the Cash Incentive Plan, or any successor plan, based on the “Target Bonus” for the year in which the Terminating Event occurs;
•	a severance benefit equal to two times the sum of the executive’s base salary and targeted incentive cash bonus for the year of the Change in Control, payable in a lump sum;
•	medical, dental and life insurance coverage for the 24 months commencing on the date of the Terminating Event; and
•	outplacement assistance for a period of twelve months.
In the case of Ms. Simmons and Messrs. Meiklejohn and Wischnowsky, a “Terminating Event” means either:
•	termination of employment for any reason other than death, disability or for cause; or
•	resignation following:
•	a significant reduction in the nature or scope of the executive’s duties, responsibilities, authority and powers from those exercised prior to the Change in Control;
•	a greater than 10% reduction in the executive’s annual base salary or fringe benefits (other than across-the-board salary reductions or changes in fringe benefit plans);
•	a requirement that the executive perform duties at a location more than 50 miles from the location where such duties were performed prior to the Change in Control; or
•	failure of any successor of the Company to continue the executive’s employment on substantially similar employment terms.

For purposes of all of the agreements, a “Change in Control” would be deemed to have occurred if:
•	the Company effectuates a Takeover Transaction; or
•	the Company commences substantive negotiations with a third party with respect to a Takeover Transaction, and within 12 months thereafter the Company enters into a definitive agreement with respect to a Takeover Transaction with such party; or
•	any election of directors of the Company occurs (whether by the directors then in office or by the shareholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or
•	the Company effectuates a complete liquidation of Bancorp or the Bank.
A “Takeover Transaction” for this purpose generally means:
•	a reorganization, merger, acquisition or consolidation of Bancorp or the Bank with, or an acquisition of Bancorp or the Bank, or all or substantially all of Bancorp’s or the Bank’s assets by another corporation where our existing shareholders do not have a majority of the voting power of the resulting corporation;
•	the issuance of additional shares if our existing shareholders do not, following such issuance, beneficially own more than 50% of the voting power of Bancorp or the Bank; or
•	any person or entity or group of persons or entities (other than an affiliate of the Company) becomes the beneficial owner of securities representing more than 30% of the voting power of all outstanding shares of voting securities of Bancorp.
Mr. West is not entitled to receive any additional severance benefits in the event of his termination in connection with a change in control.

The following table shows the potential payments upon termination of Merrill W. Sherman’s employment as of December 31, 2009 under various circumstances.

				Involuntary
	Voluntary	Involuntary		or Good
	Termination	Not For		Reason
	or	Cause	For Cause	Termination
	Retirement	Termination	Termination	(Change-in-Control)		Disability	Death
Payments Upon Separation	($)	($)	($)	($)		($)	($)

Compensation:

Severance	0	1,923,634	0	2,143,050		0	0

Equity Award Acceleration(a)	0	0	0	102,977		0	0

Incentive Bonus	0	0	0	251,324	(f)	0	0

Benefits & Perquisites:

SERP (b)	3,236,301	3,236,301	0	4,048,989		3,236,301	819,389

Nonqualified Deferred Compensation Plan (c)	802,827	802,827	802,827	802,827		802,827	802,827

Health & Welfare Benefits (d)	0	22,089	0	22,089		0	0

Disability Income (e)	0	0	0	0		611,826	0

Life Insurance Benefits	0	0	0	0		0	3,729,241	(g)

Office & Executive Assistant	0	0	0	68,700		0	0

Auto Allowance	0	0	0	32,000		0	0

Tax Gross-up	0	0	0	0		0	0

(a)	Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2009 ($25.68).

(b)	Reflects the estimated lump-sum present value of future benefits or the death benefit payable under the SERP. Ms. Sherman would not be entitled to receive any payments under the SERP until age 65 or death.

(c)	Represents compensation deferred by Ms. Sherman under the Company’s nonqualified deferred compensation plan (which amounts have previously been reported as salary, bonus or other incentive compensation in the Summary Compensation Table) plus earnings on such deferred amounts.

(d)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Sherman under the Company’s health and welfare plans.

(e)	Includes $354,495 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to Ms. Sherman to age 65 under a separate disability income policy plus $257,331 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.

(f)	Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the “Bonus” column of the Summary Compensation Table.

(g)	Includes $698,123 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $3,031,118 payable under Split Dollar Agreement between Ms. Sherman and the Bank.

The following table shows the potential payments upon termination of Linda H. Simmons’ employment as of December 31, 2009 under various circumstances.

				Involuntary
	Voluntary	Involuntary		or Good
	Termination	Not For		Reason
	or	Cause	For Cause	Termination
	Retirement	Termination	Termination	(Change-in- Control)		Disability	Death
Payments Upon Separation	($)	($)	($)	($)		($)	($)

Compensation:	0

Severance	0	278,100	0	806,490		0	0

Equity Award Acceleration (a)	0	0	0	51,617		0	0

Incentive Bonus	0	0	0	125,145	(f)	0	0

Benefits & Perquisites:

SERP (b)	49,621	49,621	0	1,435,783		49,621	0

Health & Welfare Benefits (c)	0	15,799	0	31,598		0	0

Disability Income (d)	0	0	0	0		901,239	0

Life Insurance Benefits	0	0	0	0		0	907,397	(g)

Outplacement Services	0	7,600	0	12,000		0	0

Tax Gross-up (e)	0	0	0	690,843		0	0

(a)	Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2009 ($25.68).

(b)	Reflects the estimated lump-sum present value of future benefits payable under the SERP. Ms. Simmons would not be entitled to receive any payments under the SERP until age 65.

(c)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Simmons under the Company’s health and welfare plans.

(d)	Includes $53,645 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to Ms. Simmons to age 65 under a separate disability income policy plus $847,594 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.

(e)	Represents amounts that would be payable to reimburse Ms. Simmons for taxes arising as a result of the so-called “parachute” tax imposed by Section 280G of the Internal Revenue Code as a result of change-in-control benefits. Ms. Simmons would not retain any portion of such tax gross-up payment.

(f)	Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the “Bonus” column of the Summary Compensation Table.

(g)	Includes $417,150 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $490,247 payable under Split Dollar Agreement between Ms. Simmons and the Bank.

The following table shows the potential payments upon termination of Mark J. Meiklejohn’s employment as of December 31, 2009 under various circumstances.

				Involuntary
	Voluntary	Involuntary		for Good
	Termination	Not For		Reason
	or	Cause	For Cause	Termination
	Retirement	Termination	Termination	(Change-in-Control)		Disability	Death
Payments Upon Separation	($)	($)	($)	($)		($)	($)

Compensation:	0

Severance	0	205,000	0	594,500		0	0

Equity Award Acceleration (a)	0	0	0	34,077		0	0

Incentive Bonus	0	0	0	92,250	(e)	0	0

Benefits & Perquisites:

SERP (b)	0	0	0	318,376		0	0

Health & Welfare Benefits (c)	0	542	0	1,083		0	0

Disability Income (d)	0	0	0	0		962,536	0

Life Insurance Benefits	0	0	0	0		0	349,325	(f)

Outplacement Services	0	7,600	0	12,000		0	0

(a)	Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2009 ($25.68).

(b)	Reflects the estimated lump-sum present value of future benefits payable under the SERP. Mr. Meiklejohn would not be entitled to receive any payments under the SERP until age 65.

(c)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Meiklejohn under the Company’s health and welfare plans.

(d)	Represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.

(e)	Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the “Bonus” column of the Summary Compensation Table.

(f)	Includes $307,500 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $41,825 payable under Split Dollar Agreement between Mr. Meiklejohn and the Bank.

The following table shows the potential payments upon termination of Robert H. Wischnowsky’s employment as of December 31, 2009 under various circumstances.

				Involuntary
	Voluntary	Involuntary		for Good
	Termination	Not For		Reason
	or	Cause	For Cause	Termination
	Retirement	Termination	Termination	(Change-in-Control)		Disability	Death
Payments Upon Separation	($)	($)	($)	($)		($)	($)

Compensation:	0

Severance	0	168,750	0	652,500		0	0

Equity Award Acceleration (a)	0	0	0	71,811		0	0

Incentive Bonus	0	0	0	101,250	(e)	0	0

Benefits & Perquisites:

SERP (b)	0	0	0	132,637		0	6,174

Health & Welfare Benefits (c)	0	11,788	0	31,434		0	0

Disability Income (d)	0	0	0	0		727,977	0

Life Insurance Benefits	0	0	0	0		0	337,500	(f)

Outplacement Services	0	7,600	0	12,000		0	0

(a)	Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2009 ($25.68).

(b)	Reflects the estimated lump-sum present value of future benefits payable under the SERP. Mr. Wischnowsky would not be entitled to receive any payments under the SERP until age 65.

(c)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Wischnowsky under the Company’s health and welfare plans.

(d)	Represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.

(e)	Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the “Bonus” column of the Summary Compensation Table.

(f)	Includes $337,500 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees.
In addition to the amounts indicated above, upon termination for any reason, each executive officer would be entitled to receive the vested balance in their respective 401(k) Plan accounts on the same basis as all other employees of the Company.

RELATED PARTY TRANSACTIONS
In accordance with its Charter, our Governance and Nominating Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions, except for those governed by Regulation O promulgated under the Federal Reserve Act which are reviewed and approved by the full Board of Directors (without the interested director present) in accordance with Regulation O. In reviewing and evaluating potential conflicts of interest and related party transactions, the Governance and Nominating Committee uses applicable NASDAQ listing standards and SEC rules as a guide.
The Company has extended loans to certain of its officers, directors and principal shareholders, including their immediate families and affiliated companies (“related parties”). Loans outstanding to related parties aggregated $8.4 million at December 31, 2009. Loans to related parties are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with persons not related to the Company, and did not represent more than a normal risk of collectibility or other unfavorable features.
On August 5, 2009, the Company entered into a Standby Commitment Letter Agreement with a trust of which Malcolm G. Chace, the Company’s Chairman and owner of more than 10% of the Company’s outstanding common stock, is a trustee and beneficiary. Pursuant to this commitment, the Company has the right, exercisable at any time through February 5, 2011, to require the trust to purchase up to $8.0 million of trust preferred securities to be issued by a trust subsidiary of the Company. Under the terms of the commitment, the trust deposited cash securities in amount equal to at least 115% of the total $8.0 million of trust preferred securities purchasable under the commitment in a control account to secure the trust’s obligation to purchase the trust preferred securities at the option of the Company. If and when issued, the trust preferred securities will bear interest at a rate equal to the 3-Month LIBOR plus 7.98%, subject to a maximum annual rate of 14.00%. As consideration for the commitment, the Company paid a commitment fee to Mr. Chace’s trust in the amount of $320,000.
PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
As part of our commitment to corporate governance best practices, Bancorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the Meeting through the following resolution:
“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
The Board of Directors recommends a vote “FOR” approval of the Company’s executive compensation, as described in the Compensation Discussion and Analysis, and the tabular disclosure regarding named executive officer compensation (together with accompanying narrative disclosure) in this Proxy Statement.
We believe that our compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. These policies and procedures balance short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for our shareholders over the long term. These policies and programs are also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Company’s long-term strategic business plan.
Approval of this proposal will require the affirmative vote of a majority of our common stock represented in person or by proxy at the Meeting. This vote will not be binding on or overrule any decisions by the Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board of Directors, and will not restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee and the Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

AUDIT COMMITTEE REPORT
Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee’s responsibilities focus on two primary areas: (1) the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements; and (2) the independence and performance of the Company’s internal auditors and independent auditors. The Audit Committee meets at least quarterly to, as appropriate, review, evaluate and discuss with the Company’s management and internal and external auditors the scope of their audit plans, the results of their work, the Company’s financial statements (including quarterly earnings releases), quarterly reports issued by the Company’s internal auditor, the adequacy and effectiveness of the Company’s internal controls and changes in accounting principles. The Audit Committee regularly meets privately with both the internal and external auditors, each of whom has unrestricted access to the Audit Committee.
In connection with these responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2009 with management and the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61. The Audit Committee received from KPMG LLP written disclosures regarding the firm’s independence as required by Independence Standards Board Standard No. 1, wherein KPMG LLP confirms their independence within the meaning of the SEC and Independence Standards Board Rules and disclosed the fees charged for professional services in the fiscal year ended December 31, 2009. The Audit Committee discussed this information with KPMG LLP and also considered the compatibility of non-audit services provided by KPMG LLP with maintaining its independence. The Audit Committee also reviewed KPMG LLP’s proposal to act as the Company’s independent registered public accountant for the year ending December 31, 2010.
Based on the review of the audited financial statements and these various discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, to be filed with the SEC.
Audit Committee
MEREDITH A. CURREN—Chairman
RICHARD L. BREADY                    ERNEST J. CHORNYEI, JR.                    CHERYL W. SNEAD
PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. Although action by our shareholders in this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification in light of the critical role played by the independent auditors in maintaining the integrity of Company financial controls and reporting and hereby requests the shareholders to ratify such appointment.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.
KPMG LLP has served as the independent registered public accounting firm of the Company since the Bank’s formation in 1996. Representatives of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.
Independent Accountant Fees and Services.
Aggregate fees for professional services rendered for the Company by KPMG LLP as of or for the fiscal years ended December 31, 2009 and 2008 are set forth below. The aggregate fees included in the Audit category are billed for the fiscal years for the audit of the Company’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	2009	2008

Audit Fees	$417,500	$447,500
Audit-Related Fees	$0	$0
Tax Fees	$99,000	$44,000
All Other Fees	$0	$0
Audit Fees for the fiscal years ended December 31, 2009 and 2008 were for professional services rendered for the audits of the financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents, compliance with Section 404 of the Sarbanes-Oxley Act and other assistance required to complete the year end audit of the consolidated financial statements. In addition, Audit Fees for fiscal year ended December 31, 2008 included review of our registration statement in connection with the registration for resale of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, a warrant to purchase 192,967 shares of Bancorp common stock, and any shares of common stock issuable from upon exercise of such warrant issued to the U.S. Treasury in connection with our participation in the CPP.
Tax Fees for fiscal year ended December 31, 2008 and 2009 were for services rendered for tax returns and estimates, tax advice and tax planning.
The Audit Committee has determined that the provision of the above services is compatible with maintaining KPMG LLP’s independence.
Policy on Audit Committee Pre-Approval. The Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the engagement of the independent accountants with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent accountants when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(C)(7)(i)(c) under Regulation S-X.
OTHER BUSINESS OF THE MEETING
The Board of Directors is not aware of any matters to come before the Meeting other than those stated in the Proxy Statement. In the event that other matters properly come before the Meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.
ANNUAL REPORT AND FORM 10-K
The 2009 Annual Report of the Company was mailed to shareholders with this Proxy Statement. Upon request, the Company will furnish without charge a copy of Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements, but without exhibits, a copy of which has been filed with the SEC. It may be obtained by writing to Investor Relations Department, Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903.

SHAREHOLDER PROPOSALS FOR 2011
Bancorp’s next annual meeting is scheduled to be held on May 18, 2011. A shareholder who wants to have a qualified proposal considered for inclusion in the Proxy Statement for the Company’s 2011 annual meeting of shareholders must notify the Secretary of Bancorp not later than December 17, 2010. Shareholder proposals that are to be considered at the 20011 annual meeting but not requested to be included in the Proxy Statement must be submitted no later than March 19, 2011 and no earlier than December 20, 2010.

YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

BANCORP RHODE ISLAND, INC.
Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting of
Shareholders to be held May 19, 2010

P
R
O
X
Y
The undersigned hereby authorizes and appoints Malcolm G. Chace, Merrill W. Sherman, and Linda H. Simmons, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $.01 per share, of Bancorp Rhode Island, Inc. (the “Company”) held of record on April 1, 2010 by the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time, on Wednesday, May 19, 2010, at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island, and at any adjournments or postponements thereof, on all matters that may properly come before said meeting.
This proxy when properly executed will be voted (i) as directed on reverse side, or, in the absence of such direction, this proxy will be voted FOR the specified nominees in Proposal 1, FOR Proposals 2 and 3, and (ii) in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

THERE ARE THREE WAYS TO AUTHORIZE THE PROXIES TO CAST YOUR VOTES

TELEPHONE	INTERNET	MAIL
This method is available for residents of the U.S. and Canada. On a touch tone telephone, call toll free 1-866-593-3363, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your instruction card ready, then follow the prerecorded instructions. Your instructions will be confirmed and votes cast as you direct. Available until 12:00 midnight New York City time on May 18, 2010.
	Visit the Internet website at https://proxyvotenow.com/bari. Enter the CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 12:00 midnight New York City time on May 18, 2010.	Simply sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes	CONTROL NUMBER

as in this example.

THE DIRECTORS RECOMMEND A VOTE FOR EACH PROPOSAL

PROPOSAL 1—Election of four Class II Directors with terms expiring in 2013.
Class II Directors (Term to Expire 2013)

	FOR	WITHHOLD	FOR all except
(01) John R. Berger	[ ]	[ ]	[ ]
(02) Richard L. Beady	[ ]	[ ]
(03) Michael E. McMahon	[ ]	[ ]
(04) Pablo Rodriguez, M.D.	[ ]	[ ]
	[ ]	[ ]
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

FOR	AGAINST	ABSTAIN
PROPOSAL 2— To consider and approve an advisory (non-binding) proposal on the Company’s executive compensation: “Resolved, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”.
[ ]	[ ]	[ ]

	FOR	AGAINST	ABSTAIN
PROPOSAL 3—Ratify the appointment of KPMG LLP as independent auditors for the Company.	[ ]	[ ]	[ ]
Date:                                                       , 2010
Signature:
Signature, if held jointly this Proxy must be signed exactly as the name of the shareholder(s) appears on this card. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 19, 2010.
The Company’s Proxy Statement, sample proxy card and 2009 Annual Report are available at:
https://materials.proxyvote.com/059690